UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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Trustmark Corporation

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Trustmark Corporation

Notice of 2016 Annual Meeting and Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2016 Annual Meeting of Shareholders of Trustmark Corporation (Trustmark) will be held as follows:

DATE AND TIME Tuesday, April 26, 2016, at 2:00 p.m. LOCATION Trustmark Conference Center Mississippi Sports Hall of Fame 1152 Lakeland Drive Jackson, Mississippi 39216

ITEMS OF BUSINESS

1)	To elect a board of eleven directors to hold office for the ensuing year or until their successors are elected and qualified.
2)	To provide advisory approval of Trustmark’s executive compensation.
3)	To ratify the selection of Crowe Horwath LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2016.
4)	To approve an amendment to Trustmark’s articles of incorporation to require majority voting in uncontested director elections.
5)	To approve an amendment to Trustmark’s articles of incorporation to eliminate cumulative voting in director elections.
6)	To transact such other business as may properly come before the meeting.

RECORD DATE

Shareholders of record on February 16, 2016, are eligible to vote at the meeting in person or by proxy.

PROXY VOTING/REVOCATION

•	You are urged to vote your shares as soon as possible, whether or not you plan to attend the meeting. You may vote your shares by Internet by following the instructions on the Notice of Internet Availability or proxy card.
•	If you received a printed copy of the proxy statement, you may also vote your shares by signing and returning the enclosed proxy card in the enclosed reply envelope.
•	If you do attend the meeting, you may revoke your proxy prior to the voting thereof. You may revoke your proxy by following the instructions on page 2 of the proxy statement.

Granville Tate, Jr.
Secretary of the Board

GENERAL INFORMATION

Solicitation by the Board of Directors

This proxy statement is being sent on or about March [14], 2016, in connection with the solicitation by the Board of Directors of Trustmark Corporation (Trustmark) of proxies to be voted at the 2016 Annual Meeting of Shareholders (the Annual Meeting) and at any adjournment or postponement thereof for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.

Trustmark is furnishing this proxy statement over the Internet to most shareholders to lower the cost of this solicitation, expedite receipt of this proxy statement by shareholders and help conserve natural resources.

These shareholders will not receive printed copies of the proxy statement and proxy card, and instead will receive a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. If you received a Notice of Internet Availability, for additional information please see “Availability of Proxy Materials” on page 46.

Meeting Location, Date and Time

The Annual Meeting will be held in the Trustmark Conference Center at the Mississippi Sports Hall of Fame located at 1152 Lakeland Drive, Jackson, Mississippi 39216, on Tuesday, April 26, 2016, at 2:00 p.m. To obtain directions to attend the meeting, contact the Secretary at 1-601-208-5088 or toll-free at 1-800-844-2000 (extension 5088).

Shareholders Entitled to Vote

Shareholders of record at the close of business on February 16, 2016, are entitled to notice of and to vote at the meeting in person or by proxy. On the record date, Trustmark had outstanding [ • ] shares of common stock.

Required Vote

A majority of the shares outstanding and entitled to vote constitutes a quorum. The eleven candidates who receive the highest number of affirmative votes will be elected as directors. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. For all other proposals, each share is entitled to one vote on each proposal. Any such proposal, including the advisory vote to approve Trustmark’s executive compensation, ratification of the selection of Crowe Horwath LLP (Crowe Horwath) as independent auditor and approval of each of the amendments to Trustmark’s articles of incorporation to require majority voting in uncontested director elections and eliminate cumulative voting in director elections, will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal, if a quorum is present. While abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of the election of directors or any other proposal.

Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a bank, broker or other holder of record which holds shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the bank, broker or other holder of record generally may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of the selection of Crowe Horwath as independent auditor is considered a routine matter, while the election of directors, the advisory vote to approve Trustmark’s executive compensation and approval of each of the amendments to Trustmark’s articles of incorporation are considered non-routine matters.

All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated in an otherwise properly executed proxy, it will be voted FOR the director nominees named in Proposal 1, FOR advisory approval of Trustmark’s executive compensation in Proposal 2, FOR ratification of the selection of Crowe Horwath as independent auditor in Proposal 3, FOR approval of the amendment to Trustmark’s articles of incorporation to require majority voting in uncontested director elections in Proposal 4, FOR approval of the amendment to Trustmark’s articles of incorporation to eliminate cumulative voting in director elections in Proposal 5 and on all other matters in accordance with the recommendations of the Board of Directors of Trustmark.

How to Vote

Shareholders of record can vote in person at the Annual Meeting or by proxy without attending the Annual Meeting.

To vote by proxy:

(1)	If you received a printed copy of the proxy statement, complete the enclosed proxy card, sign, date and return it in the enclosed postage- paid envelope, or
(2)	Vote by Internet (instructions are on the proxy card or the Notice of Internet Availability).

If you hold your shares through a bank, broker or other holder of record, your bank, broker or agent will provide materials and instructions for voting your shares. If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person.

You will receive multiple Notices of Internet Availability or printed copies of the proxy materials if you hold your shares in different ways (e.g., individually, by joint tenancy, through a trust or custodial account, etc.) or in multiple accounts. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all of your shares are voted.

Revocation of Proxies

A shareholder of record may revoke a proxy at any time before it is voted by written notice to the Secretary, by revocation at the meeting, by delivery to the Secretary of a subsequently dated proxy card or by submitting a later vote by Internet (instructions are on the proxy card or the Notice of Internet Availability). In the case of multiple submissions regarding the same shares, the proxy with the latest date will be counted.

If you hold your shares through a bank, broker or other holder of record, you should contact your bank, broker or agent to revoke your proxy or change your vote.

Voting on Other Matters

The Board of Directors is not aware of any additional matters to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board of Directors of Trustmark.

Cost of Proxy Solicitation

Solicitation of proxies will be primarily by mail and electronic delivery. Associates of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.

CORPORATE GOVERNANCE

Trustmark’s governance structure enables the Board of Directors (the Board) to effectively and efficiently address key, specific issues such as business growth,

human capital, enterprise risk management and technology, among others. This is accomplished through five standing Board committees and through the effective utilization of the directors’ combined wisdom and diverse experience and business knowledge.

Provisions of Trustmark’s governance structure include, among other things, a mandatory retirement age of 70, a minimum ownership of Trustmark stock, required notification of changes in professional responsibilities and residence, a directors’ attendance policy, as well as the authority to seek advice or counsel from external advisors on an as-needed basis.

Board Mission

The role of the Board is to foster Trustmark’s long-term success consistent with its fiduciary responsibilities to shareholders. As part of this role, Trustmark’s Board is responsible for:

●	Providing strategic guidance and oversight,
●	Acting as a resource on strategic issues and in matters of planning and policy-making,
●	Ensuring that management’s operations contribute to Trustmark’s financial soundness,
●	Promoting social responsibility and ethical business conduct,
●	Providing insight and guidance on complex business issues and problems in the banking and financial services industries,
●	Providing oversight of risks facing Trustmark,
●	Ensuring that an effective system is in place to facilitate the selection, succession planning and compensation of the Chief Executive Officer (CEO), and
●	Ensuring Trustmark’s compliance with all relevant legal and regulatory requirements.

The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each. Likewise, the Board has adopted codes of conduct/ ethics for directors, senior financial officers (including the CEO) and associates. These materials are available on Trustmark’s website at www.trustmark.com or may be obtained, without charge, by written request addressed to the Secretary of the Board, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205.

Trustmark intends to provide required disclosure of any amendment to or waiver of its codes of conduct/ ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on www.trustmark.com under Investor Relations/Corporate Governance promptly following any such amendment or waiver. Trustmark may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the Securities and Exchange Commission (SEC) either in addition to or in lieu of the website disclosure. The information contained on or connected to Trustmark’s website is not incorporated by reference in this proxy statement and should not be considered part of this or any other document that Trustmark files with the SEC.

Meetings of the Board of Directors

The Board met four times in 2015. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member in 2015.

Director Attendance at the Annual Meeting

Directors are expected to attend the annual meeting of shareholders, and in 2015, all of the directors and nominees were present.

Director Independence

The Board has affirmatively determined that the following directors and director nominees are “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules):

Adolphus B. Baker	John M. McCullouch
Tracy T. Conerly	Harris V. Morrissette
Toni D. Cooley	Richard H. Puckett
Daniel A. Grafton	R. Michael Summerford
David H. Hoster II	LeRoy G. Walker, Jr.

David H. Hoster II has reached the mandatory retirement age and will, therefore, not stand for re-election at the Annual Meeting.

In conjunction with these independence determinations, the Board considered the relationships, including through business affiliates, that Messrs. Grafton, Hoster and Puckett, Mrs. Conerly and Ms. Cooley have as customers of Trustmark National Bank’s (the Bank) subsidiary, Fisher Brown Bottrell Insurance, Inc., and that Mrs. Conerly’s employer has as a service-provider to the Bank, and in each case concluded that the business relationship did not interfere with the individual’s ability to exercise independent judgment as a director of Trustmark.

Board Leadership

Under Trustmark’s governance guidelines, the Board has the responsibility to determine the most appropriate leadership structure for the company, including whether it is best for the company at a given point in time for the roles of Board Chairman and CEO to be separate or combined.

Since January 1, 2011, Trustmark has operated under a board leadership structure with separate roles for Board Chairman and CEO and since May 10, 2011, Trustmark has had an independent Board Chairman.

The Board believes its current leadership structure is the most efficient and effective leadership structure for Trustmark at this time. The current leadership structure allows the CEO to focus on providing day-to-day leadership and management of the company, while, as an independent Board Chairman, Daniel A. Grafton, who has a broad business background and has developed extensive managerial and leadership skills through his business career, can provide guidance to the CEO, set the agenda for Board meetings (in consultation with the CEO and other members of the Board), preside over meetings of the Board, serve as the primary communicator between the directors and the CEO and perform other administrative functions relating to the Board’s activities. This separation of the roles also fosters greater independence between the Board and management.

The Board believes that maintaining separate Board Chairman and CEO positions permits Mr. Host to focus on managing Trustmark’s business operations in his role as CEO while Mr. Grafton, as Board Chairman, maintains responsibility for leading the Board in its oversight function and consideration of broader corporate strategy. The Board believes that this leadership structure provides the appropriate balance between strategic development and independent oversight of management.

In the future, if the CEO were to also serve as Board Chairman, the governance guidelines contained in Trustmark’s Board Charter provide that the independent chairman of the Executive Committee would serve as the Board’s Lead Director with primary responsibility for chairing meetings of the non-management directors. The Lead Director would also be responsible for referring to the appropriate Board committee any issue brought to his attention by shareholders, directors or others and for serving as the primary communicator between the directors and the CEO. Mr. Grafton served as the Board’s Lead Director from May 2010 until May 2011 when he became the independent Chairman of the Board.

Committees of the Board of Directors

There are five standing committees that collectively provide guidance on strategic issues, planning and policymaking: Audit and Finance, Enterprise Risk, Executive, Human Resources and Nominating. Currently, the committees are comprised solely of independent directors, with the exception of the Executive Committee.

Audit and Finance Committee

Under the terms of its Charter, the Audit and Finance Committee meets at least five times a year and is responsible for, among other things, the appointment, compensation and retention of the independent auditor, oversight of audit activities, financial reporting and regulatory compliance thereof, as well as review and approval of Trustmark’s profit plan. The Committee meets with the independent and internal auditors without management present on a regular basis.

The Audit and Finance Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Audit and Finance Committee Charter.

Enterprise Risk Committee

The Enterprise Risk Committee, which is a joint committee of the Board and the Trustmark National Bank Board (Bank Board), is responsible for monitoring risks that are being taken by Trustmark, understanding the enterprise-wide effect of those risks and reporting on such risks to the Board and the Bank Board. The Committee also provides important oversight regarding stress testing and other risk evaluation processes and receives reports from the Board’s and the Bank Board’s other committees about risks that are under the committees’ specific purview.

Executive Committee

The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the Board can be held. The Committee provides guidance to management on the strategic planning process and issues of strategic importance including business growth and expansion, material transactions and technology. Additionally, the Committee is responsible for reviewing the corporate governance structure and annually evaluating each director’s performance against specific performance criteria. The Committee is also responsible for monitoring progress with Trustmark’s long-term strategic and financial objectives.

Human Resources Committee

The role of the Human Resources Committee is to ensure that appropriate policies and practices are in place to facilitate the development of management talent, orderly CEO succession planning, corporate social responsibility and the setting of management compensation.

The Human Resources Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Human Resources Committee Charter.

Nominating Committee

The Nominating Committee is charged with the responsibility of seeking, interviewing and recommending to the Board qualified candidates for Board and committee membership.

The Nominating Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Nominating Committee Charter.

Board Oversight of Risk Management

Trustmark believes that its governance and leadership structures allow the Board to provide effective risk oversight. In addition to the reports from the Enterprise Risk Committee, Trustmark’s directors receive and discuss regular reports prepared by Trustmark’s senior management, including the Chief Financial Officer and the Chief Risk Officer. Through these reports, Trustmark’s directors receive information on areas of material risk to the company, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, financial and reputational risks, and these reports enable Trustmark’s directors to understand the risk identification, risk management and risk mitigation strategies employed by Trustmark’s management and the Enterprise Risk Committee. The Board and the Enterprise Risk Committee will request supplemental reports from Trustmark’s management with regard to risk management and risk mitigation strategies as appropriate. This reporting and governance structure ensures information from the Enterprise Risk Committee, the other committees of the Board and the Bank Board, and management is analyzed and reported to the Board, and enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Board Charter.

Committee Membership

The following table shows the current membership of each committee and the number of meetings held by each committee during 2015:

Director	Audit and Finance	Enterprise Risk	Executive	Human Resources	Nominating

Adolphus B. Baker		X		X
Tracy T. Conerly (1)	X
Toni D. Cooley (2)		Chairman	X
Daniel A. Grafton			Chairman	X	X
Gerard R. Host			X
David H. Hoster II	X	X	X		X
John M. McCullouch		X	X	Chairman	Chairman
Richard H. Puckett	X		X		X
R. Michael Summerford	Chairman		X	X	X
LeRoy G. Walker, Jr.	X
William G. Yates III

2015 Meetings	8	6	3	4	1

(1)	Mrs. Conerly joined the Audit and Finance Committee on April 28, 2015.
(2)	Ms. Cooley joined the Executive Committee on April 28, 2015.

Director Compensation

Non-employee director compensation is determined by the Board of Directors, based on the recommendation of the Human Resources Committee, which periodically reviews non-employee director compensation to determine if changes are needed. The last periodic review was performed in 2013. Associates of Trustmark who also serve as directors receive no compensation for Board or committee service.

Since January 2014, non-employee directors receive an annual retainer of $13,000 for service on the Trustmark Board, an annual retainer of $12,000 for their service as a Bank Board director, as well as $1,500 for each Trustmark Board meeting attended. The Chairman of the Audit and Finance Committee receives an additional annual retainer of $12,000, the Chairman of the Human Resources Committee receives an additional annual retainer of $10,000, the Chairman of the Nominating Committee receives an additional annual retainer of $2,000 and the independent Chairman of the Board receives an additional annual retainer of $36,000. All Board committee chairmen and committee members receive $1,000 for each committee meeting attended (including ad hoc committees). In addition, each director who serves as chairman of a committee of the Bank Board receives an additional annual retainer of $2,000. All Bank Board committee chairmen and committee members receive $750 for each committee meeting attended. For meetings wherein the director attends via teleconference, the director receives one-half of the meeting fee. In addition, directors who serve as advisory directors on Trustmark’s Community Bank Advisory Boards of Directors receive a fee of $250 for each Advisory Board meeting attended, except for the Florida Community Bank Advisory Board of Directors, which receives a fee of $1,000 for each Advisory Board meeting attended and meets quarterly. Annual retainer and meeting fees are paid monthly. Directors are also eligible to be reimbursed for expenses incurred in attending Board and committee meetings. Trustmark maintains a Directors’ Deferred Fee Plan for non-employee directors who became directors prior to 2003 and who elected to participate in the plan. Under the plan, participating directors had to defer $12,000 of fees annually to fund a portion of the cost of their defined retirement benefits and death benefits. The amount of the retirement benefit and death benefit has been determined based upon the participant’s annual contribution amount, the length of Board service and the age of the director at date of entry into the plan. In order to control costs, and based on peer company and broader market data provided by the Human Resources Committee’s compensation consultant, Pearl Meyer & Partners (PM&P), that comparable organizations were not providing this benefit to directors, the Board amended the plan on April 28, 2009, to cease future benefit accruals under and contributions by directors to the plan effective March 1, 2010. The plan requires retirement benefits to commence at a director’s normal retirement date (March 1 following age 65). Thus, should a director continue service beyond normal retirement date, retirement benefits would begin prior to cessation of Board service. Depending on a number of factors, the vested annual benefit at retirement is payable for the longer of life or twenty-five years and, as of December 31, 2015, ranges from $51,000 to $78,000 (taking into account the March 1, 2010 benefit accrual freeze) for current directors who elected to participate in the plan. If a participating director dies prior to normal retirement, his beneficiary will receive a scheduled death benefit for ten years. Trustmark has purchased life insurance contracts on participating directors to fund the benefits under this plan.

Non-employee directors are eligible to receive equity compensation awards under the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (the Amended and Restated Stock Plan). Consistent with an October 2013 determination that the annual awards of time-based restricted stock for the non-employee directors should be valued at approximately $42,500, on January 27, 2015, each non-employee director received 1,880 shares of time-based restricted stock, valued on a 10-day average closing stock price up to and including the date of the grant. Subject to accelerated vesting in full upon a change in control, upon retirement at or after age 65 or cessation of Board service at the end of an elected term, in each case with consent of the Human Resources Committee and where cause for termination is not present, or upon disability, death or termination without cause, the restricted shares vest on January 27, 2018, if the director is still serving at the time.

In addition to the $1,000 minimum ownership required to become a director (as discussed under Director Qualifications), the Board imposes a director stock ownership requirement that requires all directors to own a minimum number of shares of Trustmark stock. This minimum number was increased from 3,000 shares to 6,000 shares effective January 1, 2014. All of the current directors other than Mrs. Conerly already meet the new minimum ownership requirement. Mrs. Conerly and any new director will have up to five years from the date Board service begins to meet the ownership requirement. Until a director has reached the minimum requirement, the director is required to hold 100% of the shares received from any Trustmark stock awards.

To ensure that directors bear the full risks of stock ownership, Trustmark’s insider trading policy prohibits directors, among others, from engaging in options trading, short sales or hedging transactions relating to Trustmark stock. With limited exceptions, directors are also prohibited from pledging or creating a security interest in any Trustmark stock they hold.

Non-employee directors may defer all or a part of their annual retainer and meeting fees pursuant to Trustmark’s Non-Qualified Deferred Compensation (NQDC) Plan. The compensation deferred is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the director. The deferred compensation account will be paid in a lump sum or in annual installments at a designated time upon the occurrence of an unforeseen emergency or upon a director’s retirement or cessation of service on the Board.

Director Compensation for 2015

The following table provides director compensation information for the year ended December 31, 2015:

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Adolphus B. Baker	$44,000	$42,695	---	---	---	$4,586	$91,281
Tracy T. Conerly	$36,667	$19,508	---	---	---	$1,471	$57,646
Toni D. Cooley	$42,333	$42,695	---	---	---	$3,978	$89,006
Daniel A. Grafton	$75,000	$42,695	---	---	---	$4,586	$122,281
David H. Hoster II	$47,667	$42,695	---	---	---	$4,586	$94,948
John M. McCullouch	$57,000	$42,695	---	---	---	$4,586	$104,281
Richard H. Puckett	$48,375	$42,695	---	---	---	$4,586	$95,656
R. Michael Summerford	$59,000	$42,695	---	---	---	$4,586	$106,281
LeRoy G. Walker, Jr.	$43,125	$42,695	---	---	---	$4,586	$90,406
William G. Yates III	$34,500	$42,695	---	---	---	$4,586	$81,781

(1)	Gerard R. Host, Trustmark’s CEO, is not included in this table as he is an associate of Trustmark and thus received no compensation for his service as a director. The compensation received by Mr. Host as an associate of Trustmark is shown in the Summary Compensation Table on page 32.
(2)	The amounts in this column include fees deferred pursuant to the voluntary Trustmark Corporation NQDC Plan. Where applicable, the amounts also include fees paid for attendance at Community Bank Advisory Board of Directors meetings and at committee meetings of the Bank Board.
(3)	The amounts in this column reflect the aggregate grant date fair value of time-based restricted stock awards granted to the directors on January 27, 2015 (computed in accordance with ASC Topic 718 excluding the impact of estimated forfeitures). Assumptions used in the calculation of these amounts are included in Note 16 to Trustmark’s audited financial statements for the year ended December 31, 2015, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February [ • ], 2016. At December 31, 2015, each non-employee director held 4,985 shares of unvested time-based restricted stock, except for Mrs. Conerly, who held 1,599 shares of unvested time-based restricted stock and Ms. Cooley, who held 4,324 shares of unvested time-based restricted stock.
(4)	No stock option awards were made during 2015. At December 31, 2015, none of the non-employee directors had any options outstanding.
(5)	The amounts in this column reflect the changes in pension value, which were negative and driven largely by an increase in the discount applied to calculate the present value of future pension payments. The changes in pension value are as follows: Baker -- $(8,497), Puckett -- $(6,415) and Walker -- $(63,470). These decreases reflect the change in actuarial present value of the directors’ accumulated benefits under Trustmark’s Directors’ Deferred Fee Plan, determined using interest rate and mortality rate assumptions included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2015, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February [ • ], 2016.
(6)	The amounts in this column reflect the dividends credited to shares of unvested time-based restricted stock held by the directors on each dividend payment date during 2015. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest.

Communications with Directors

Shareholders desiring to contact Trustmark’s Board may do so by sending written correspondence to Board of Directors, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com.

Communications will be referred to the Executive Committee Chairman, who will determine the appropriate committee to receive the communication and take any action deemed necessary by that committee.

Pursuant to Trustmark’s Whistleblower Policy, complaints relating to Trustmark’s accounting, internal accounting controls or auditing matters should be directed to the Trustmark Hotline at 1-866-979-3769. Complaints will be investigated by Trustmark’s General Counsel and reported to the Audit and Finance Committee.

Nomination of Directors

Nominations for election to the Board may be made by or on behalf of the Board or by any shareholder of any outstanding class of capital stock of Trustmark entitled to vote for the election of directors at an annual meeting. Nominations other than those made by or on behalf of the existing Board of Trustmark shall be made in writing and shall be delivered or mailed to Trustmark’s Chairman of the Board and received (a) not less than sixty days nor more than ninety days prior to the first anniversary of the mailing date of Trustmark’s proxy statement in connection with the last annual meeting of shareholders, or (b) if no annual meeting was held in the prior year or the date of the annual meeting has been changed by more than thirty days from the date of the prior year’s annual meeting, not less than ninety days before the date of the annual meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee, (b) the principal occupation of each proposed nominee, (c) the total number of shares of capital stock of Trustmark that will be voted for each proposed nominee, (d) the name and residence address of the notifying shareholder, (e) the number of shares of capital stock of Trustmark owned by the notifying shareholder, (f) such other information regarding such proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the proposed nominee been nominated by the Board, (g) a representation that the notifying shareholder is the owner of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee, and (h) the written consent of each proposed nominee to serve as a director of Trustmark if so elected.

Nominations not made in accordance with the above procedure may be disregarded by the Chairman of the meeting at his discretion, and upon his instruction, all votes cast for each such nominee may be disregarded.

Trustmark’s bylaws permit direct nominations by shareholders. Therefore, the Nominating Committee does not have a policy for considering nominations by shareholders through the process outlined above. However, if a shareholder wishes to recommend an individual for Board service, rather than directly nominate the individual as set forth above, the shareholder may submit the individual’s name to the Nominating Committee in writing addressed to Trustmark Corporation Nominating Committee, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com. In order to give the Nominating Committee adequate time to consider any such individual for nomination as a director at the 2017 Annual Meeting of Shareholders, such recommendations should be delivered no later than October 1, 2016. In considering an individual recommended by a shareholder but not directly nominated, the Nominating Committee will use the same guidelines as set forth in the Director Qualifications section below.

When identifying potential candidates for director nominees, the Nominating Committee may solicit suggestions from incumbent directors, management or others. With regard to the proposed nominees for 2016, all nominees are current Board members, except for Mr. Morrissette, who was recommended by the CEO and the Chairman of the Board.

Director Qualifications

The Board believes that in order to appropriately carry out its roles, directors must demonstrate a variety of personal traits, leadership qualities and individual competencies. In considering nominees submitted by the Board or management and any recommendations submitted by shareholders, the Nominating Committee will use these personal traits, leadership qualities and individual competencies to assess future director nominees’ suitability for Board service. The Nominating Committee also evaluates each director nominee’s qualities in the context of how that nominee would relate to the Board as a whole, in light of the Board’s current composition and Trustmark’s evolving needs. Although Trustmark has no formal policy regarding diversity, the Nominating Committee believes that the Board should include directors with diverse skills, experience and business knowledge, and whose backgrounds, ages, geographical representation and community involvement contribute to an overall diversity of perspective that enhances the quality of the Board’s deliberations and decisions. The Nominating Committee may consider these factors as it deems appropriate in connection with the general qualifications of each director nominee. To be eligible to serve on the Board, each director is required to own in his or her own right, common or preferred stock of Trustmark having an aggregate par, fair market or equity value of not less than $1,000 as of the most recent of (i) the date of purchase, (ii) the date the person became a director, or (iii) the date of the director’s most recent election to the Board. In addition, each director must own a minimum of 6,000 shares of Trustmark stock within five years of joining the Board. Upon attaining the age of 70, a director is required to retire from the Board effective upon completion of his or her then current term of office.

Personal Traits

Board service is an extremely important, high profile role and carries with it significant responsibility. For that reason, it is important that all directors possess a certain set of personal traits, including:

● Personal and Professional Integrity	● High Performance Standards
● Accountability	● Initiative and Responsiveness
● Informed Business Judgment	● Business Credibility
● Mature Confidence

Leadership Qualities

For individuals considered for Board leadership roles, the following skill sets are required:

● Communication Skills	● Facilitation Skills
● Crisis Management Skills	● Relationship Building/Networking Skills

Individual Competencies

There are certain competencies that must be represented collectively by the directors on each Board committee, but each individual director need not necessarily possess all of them. The specific competencies vary by committee, as illustrated in the chart below:

Individual Director Competencies	Board Committees
	Audit and Finance	Enterprise Risk	Executive	Human Resources	Nominating
1. Financial Acumen
Accounting & finance knowledge	✓	✓	✓		✓
Financial statement analysis	✓
Knowledge of capital markets	✓		✓
Financial planning	✓	✓
Ability to communicate financial concepts in lay terms	✓		✓
2. Organizational Effectiveness
Talent management				✓
Understanding of compensation issues				✓
Ability to discern candidate qualifications				✓	✓
3. Strategic Direction
Vision			✓		✓
Strategic perspective		✓	✓		✓
Technology knowledge	✓
Industry knowledge	✓	✓	✓		✓
4. Risk Management Experience
Experience managing risk exposures		✓

Specific Director Experience, Qualifications, Attributes and Skills

The Nominating Committee assists the Board by identifying individuals qualified to serve as Board members and by recommending to the Board the director nominees for election at the next annual meeting of shareholders. The Board believes that each director nominee possesses the personal traits described above and that each director nominee for a position of Board leadership also demonstrates the additional leadership qualities described above. In considering the director nominees’ individual competencies, the Board believes that the appropriate competencies are represented for the Board as a whole and for each of the Board’s committees. In addition, each nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each nominee possesses are discussed under Proposal 1 in the table entitled “The Nominees,” beginning on page 9.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board has fixed the number of directors for the coming year at eleven. David H. Hoster II, a current director who has served on the Board since 2008, has reached the Board’s mandatory retirement age and is not eligible to stand for re-election to the Board at the Annual Meeting. Mr. Hoster’s service as a director will end at the Annual Meeting. The nominees listed herein have been proposed by the Board for election at the meeting. Shares represented by valid proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of eleven nominees. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. The proxies reserve the right, in their discretion, to vote cumulatively. If a shareholder withholds authority for one or more nominees and does not direct otherwise, the total number of votes the shareholder is entitled to cast will be distributed among the remaining nominees.

Should any of these nominees be unable to accept the nomination, the votes which otherwise would have been cast for the nominee(s) will be voted for such other person(s) as the Board shall nominate. Each director is elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified. The persons who will be elected to the Board will be the eleven nominees receiving the highest number of votes.

The Board recommends that shareholders vote “for” the proposed nominees.

The Nominees

Adolphus B. Baker, 59 Director of Trustmark since 2007 Trustmark Corporation Committees: • Enterprise Risk • Human Resources	Career Highlights: • Chairman, President and CEO, Cal-Maine Foods, Inc. (Producer and Distributor of Shell Eggs) Other Directorships: • Trustmark National Bank • Cal-Maine Foods, Inc.

Experience and qualifications:  Mr. Baker’s position as president and chief executive officer and chairman of another publicly-traded company has provided him with significant business leadership skills and experience in evaluating strategic alternatives that focus on maximizing shareholder value. Mr. Baker’s years of service as a director for Trustmark National Bank, and particularly as the Bank Board’s Asset Liability Committee Chairman, provide him with an intrinsic understanding of Trustmark’s strategy for managing liquidity, which is a skill essential to the Board’s risk oversight function.

Tracy T. Conerly, 51 Director of Trustmark since 2015 Trustmark Corporation Committees: • Audit and Finance	Career Highlights: • Partner Emeritus, Carr, Riggs & Ingram, LLC (Accounting) Other Directorships: • Trustmark National Bank Former Directorships: • BancTrust Financial Group, Inc.

Experience and qualifications:  Mrs. Conerly’s experience as a former partner at a large certified public accounting firm and former director of BancTrust Financial Group, Inc. (BancTrust), which was acquired by Trustmark in 2013, has provided her with significant financial and accounting expertise, in particular in the areas of auditing and tax. Mrs. Conerly’s years of service as a director of BancTrust, and BancTrust’s subsidiary banks in Alabama and Florida, provide her with valuable experience in financial institution governance and an understanding of markets that are a strategic focus for Trustmark.

Toni D. Cooley, 55 Director of Trustmark since 2013 Trustmark Corporation Committees: • Enterprise Risk (Chairman) • Executive

Career Highlights:

        •    CEO, Systems Electro Coating, LLC

(Provider of Electrocoating and Related Services to Original Equipment Manufacturers)

Other Directorships:

        •    Trustmark National Bank

        •    Sanderson Farms, Inc.

Experience and qualifications:  Ms. Cooley is the chief executive officer of the Systems Group of Companies, which includes Systems Electro Coating, LLC, a Tier One supplier to Nissan, and Systems Automotive Interiors, a Tier One supplier to Toyota. She holds a Juris Doctor degree and is a director for another publicly-traded company as well as several non- public organizations. In addition, Ms. Cooley has served on the Trustmark National Bank board as a member of both the Credit Policy and Enterprise Risk Committees, which has given her a solid understanding of Trustmark’s core business and conservative values. Her leadership experience and business knowledge, with expertise in fields ranging from law to operations and technology, equip Ms. Cooley with the ability to contribute invaluable insight and broad perspective to Board discussions.

Daniel A. Grafton, 69 Director of Trustmark since 2007 Trustmark Corporation Committees: • Executive (Chairman) • Human Resources • Nominating

Career Highlights:

        •    Retired President, L-3 Communications

             Vertex Aerospace

(Provider of Aviation and Aerospace Services)

        •    Chairman, Trustmark Corporation

        •    Chairman, Trustmark National Bank

Other Directorships:

        •    Trustmark National Bank

Experience and qualifications:  Prior to his retirement, Mr. Grafton served as president of a leading aviation and aerospace services provider. During his career, Mr. Grafton also served as president and chief executive officer as well as chief operating officer for Raytheon Aerospace, a division of Raytheon Company, a publicly-traded company. His extensive business background, together with his experience on numerous boards and committees, has equipped him with the leadership and consensus-building skills necessary to serve as the Chairman of the Board and Executive Committee Chairman.

Gerard R. Host, 61 Director of Trustmark since 2010 Trustmark Corporation Committees: • Executive	Career Highlights: • President and CEO, Trustmark Corporation • President and CEO, Trustmark National Bank Other Directorships: • Trustmark National Bank

Experience and qualifications:  Mr. Host became president and chief executive officer of Trustmark Corporation and Trustmark National Bank, effective January 1, 2011, having served as president and chief operating officer of Trustmark National Bank prior to that time. He also currently serves as a director of the Federal Reserve Bank of Atlanta. Throughout his tenure with Trustmark, Mr. Host has served in a variety of executive management capacities, including chief financial officer, chief investment officer and president of various divisions. Mr. Host’s in-depth knowledge of Trustmark’s operations and of the financial services industry enables him to provide both historical and strategic perspectives in Board discussions regarding corporate strategy and governance matters.

John M. McCullouch, 68 Director of Trustmark since 2005 Trustmark Corporation Committees: • Enterprise Risk • Executive • Human Resources (Chairman) • Nominating (Chairman)	Career Highlights: • Associate Dean - Metro Jackson, University of Mississippi School of Law • Retired President, AT&T Mississippi Other Directorships: • Trustmark National Bank

Experience and qualifications:  Mr. McCullouch is an associate dean of the University of Mississippi School of Law and was the president of the Mississippi division of a major telecommunications company. Mr. McCullouch’s legal background and business acumen provide him with the necessary skills to assess corporate governance matters and formulate strategy relative to Board planning and oversight. In addition, through his broad and extensive service on other non-public boards, Mr. McCullouch is attuned to the necessity of diversity from various perspectives, which is essential to his service as Nominating Committee Chairman and as Human Resources Committee Chairman.

Harris V. Morrissette, 56

Nominated for Director of

Trustmark in 2016

Career Highlights:

•    President, China Doll Rice & Beans

     Inc. / Dixie Lily Foods

•    Former President and CEO, Marshall

     Biscuit Company, Inc.

Other Directorships: • Trustmark National Bank • International Shipholding Corporation Former Directorships: • BancTrust Financial Group, Inc.

Experience and qualifications:  Mr. Morrissette serves as the president of a regional packaged food and food services company based in Alabama. His extensive experience in this industry has provided him with significant marketing and business leadership skills. Mr. Morrissette also serves on the Bank Board and is a former director of BancTrust, providing him with valuable industry knowledge.

Richard H. Puckett, 61 Director of Trustmark since 1995 Trustmark Corporation Committees: • Audit and Finance • Executive • Nominating	Career Highlights: • Chairman and CEO, Puckett Machinery Company (Distributor of Heavy Earth Moving Equipment) Other Directorships: • Trustmark National Bank

Experience and qualifications:  Mr. Puckett is the chairman and chief executive officer of a company that serves southern Mississippi, including Jackson, Mississippi, where Trustmark maintains its administrative headquarters. Mr. Puckett brings marketing and business leadership skills, as well as an in-depth understanding of the business climate and customer base in Trustmark’s major legacy markets.

R. Michael Summerford, 67 Director of Trustmark since 2005 Trustmark Corporation Committees: • Audit and Finance (Chairman) • Executive • Human Resources • Nominating	Career Highlights: • Former President and COO, ChemFirst, Inc. (Manufacturer of Electronic and Specialty Chemicals) Other Directorships: • Trustmark National Bank

Experience and qualifications:  Mr. Summerford has served as the president and chief operating officer and chief financial officer of another publicly-traded company. He was also a certified public accountant. His career experience has resulted in Mr. Summerford’s expertise in understanding financial statements, accounting methodologies and compensation practices, which is essential to his service as the Audit and Finance Committee Chairman, as the audit committee financial expert and as a member of the Human Resources Committee.

LeRoy G. Walker, Jr., 66 Director of Trustmark since 2009 Trustmark Corporation Committees: • Audit and Finance	Career Highlights: • President, LTM Enterprises, Inc. (Retail Quick Service Restaurant Consulting and Former McDonald’s Franchisee) Other Directorships: • Trustmark National Bank

Experience and qualifications:  Mr. Walker has years of experience in retail Quick Service Restaurant consulting and is a former owner/operator of a franchise of a major national restaurant chain. Mr. Walker’s experience in this regard has provided him with a unique and broad perspective of marketing and customer needs. His business skills and experiences on numerous non-public and civic boards demonstrate his ability to work successfully as part of a team and enable him to contribute diverse perspectives to Board discussions.

William G. Yates III, 43 Director of Trustmark since 2009	Career Highlights: • President and CEO, W.G. Yates & Sons Construction Company (Construction) Other Directorships: • Trustmark National Bank

Experience and qualifications:  Mr. Yates is the president and chief executive officer of a commercial construction company with operating divisions located throughout the Southeast, many of which are within markets served by Trustmark. Mr. Yates’ knowledge of these markets, as well as his leadership experience in the various aspects of the construction industry, including employee relations matters, contract negotiations and risk management, provide the Board with an important resource for assessing and managing risks and planning for corporate strategy.

STOCK

Securities Ownership by Certain Beneficial Owners and Management

The following table reflects the number of Trustmark shares beneficially owned by (a) persons known by Trustmark to be the beneficial owners of more than 5% of its outstanding shares, (b) directors and nominees, (c) each of the named executive officers (NEOs) within the Executive Compensation section, and (d) current directors and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. The percentage of outstanding shares of common stock owned is not shown where less than 1%. All percentage computations are based on 68,293,388 shares of Trustmark common stock outstanding as of February 1, 2016, which includes unvested restricted stock. As of February 1, 2016, there were no options outstanding.

Name	Shares Beneficially Owned as of 02/01/16		Percent of Outstanding Shares
BlackRock, Inc.	9,134,493	(1)	13.38%
BlackRock, Inc.
55 East 52nd Street
New York, New York 10055
The Robert M. Hearin Foundation The Robert M. Hearin Support Foundation Post Office Box 16505 Jackson, Mississippi 39236	5,565,374	(2)	8.15%
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	3,565,803	(3)	5.22%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,517,582	(4)	6.61%
Adolphus B. Baker	22,956	(5)
Tracy T. Conerly	5,314	(6)
Toni D. Cooley	9,617	(5)
Duane A. Dewey	49,129	(7)
Daniel A. Grafton	38,706	(5)(8)
Louis E. Greer	57,710	(7)
Gerard R. Host	258,115	(9)
David H. Hoster II	13,706	(5)
John M. McCullouch	13,921	(5)
Harris V. Morrissette	9,351	(10)
Richard H. Puckett	28,556	(5)(11)
Wayne A. Stevens	41,395	(7)
R. Michael Summerford	14,706	(5)
Breck W. Tyler	54,365	(12)
LeRoy G. Walker, Jr.	14,064	(5)
William G. Yates III	13,811	(5)
Directors and executive officers of Trustmark as a group	971,544	(13)	1.42%

(1)	According to Amendment No. 7 to Schedule 13G filed with the SEC on January 8, 2016, by BlackRock, Inc., as of December 31, 2015, BlackRock, Inc., through its subsidiaries, has sole voting power with respect to 8,985,902 shares of Trustmark common stock and sole investment power with respect to 9,134,493 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.
(2)	Based solely on information provided to Trustmark by The Robert M. Hearin Foundation on behalf of The Robert M. Hearin Foundation, The Robert M. Hearin Support Foundation, Capitol Street, LLC, Galaxie Corporation, Bay Street, LLC, Harbor Street, Inc. and H-H Corporation, (collectively, Hearin Foundation), as of December 31, 2015, the Hearin Foundation beneficially owns 5,565,374 shares of Trustmark common stock, including 383,928 shares owned by The Robert M. Hearin Foundation, 3,519,482 shares owned by The Robert M. Hearin Support Foundation, 1,388,964 shares owned by Capitol Street, LLC, 23,000 shares owned by Bay Street, LLC and 250,000 shares owned by Harbor Street, Inc. Capitol Street, LLC is 100% owned by Galaxie Corporation, which may be deemed to be controlled by The Robert M. Hearin Support Foundation. Bay Street, LLC and Harbor Street, Inc. may also be deemed to be controlled by The Robert M. Hearin Support Foundation, which owns an indirect 50% interest in each of Bay Street, LLC and Harbor Street, Inc. Voting and investment decisions concerning shares beneficially owned by The Robert M. Hearin Foundation and The Robert M. Hearin Support Foundation are made by the Foundations’ trustees: Robert M. Hearin, Jr., Matthew L. Holleman, III, E. E. Laird, Jr., Laurie H. McRee and Alan W. Perry.
(3)	According to Schedule 13G filed with the SEC on February 12, 2015, by State Street Corporation, as of December 31, 2014, State Street Corporation, through its subsidiaries, has shared voting and shared investment power with respect to 3,565,803 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced Schedule 13G.
(4)	According to Amendment No. 3 to Schedule 13G filed with the SEC on February 10, 2016, by The Vanguard Group, as of December 31, 2015, The Vanguard Group has sole voting power with respect to 83,920 shares of Trustmark common stock, sole investment power with respect to 4,433,162 shares of Trustmark common stock, shared voting power with respect to 4,300 shares of Trustmark common stock and shared investment power with respect to 84,420 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced Schedule 13G.

(5)	Includes 5,563 shares of restricted stock with respect to which Messrs. Baker, Grafton, Hoster, McCullouch, Puckett, Summerford, Walker and Yates and Ms. Cooley each have sole voting power but which cannot be transferred prior to vesting.
(6)	Includes 3,661 shares of restricted stock with respect to which Mrs. Conerly has sole voting power but which cannot be transferred prior to vesting.
(7)	Includes 21,709 shares of restricted stock with respect to which Messrs. Dewey, Greer and Stevens each have sole voting power but which cannot be transferred prior to vesting.
(8)	Includes 33,143 shares as to which Mr. Grafton shares voting and investment power with his spouse.
(9)	Includes 101,904 shares of restricted stock with respect to which Mr. Host has sole voting power but which cannot be transferred prior to vesting.
(10)	Includes 2,540 shares of restricted stock with respect to which Mr. Morrissette has sole voting power but which cannot be transferred prior to vesting.
(11)	Includes 4,720 shares owned by his spouse and children as to which Mr. Puckett has no voting or investment control.
(12)	Includes 18,927 shares of restricted stock with respect to which Mr. Tyler has sole voting power but which cannot be transferred prior to vesting, 8,472 shares as to which Mr. Tyler shares voting and investment power with his spouse and 500 shares owned by his spouse as to which Mr. Tyler has no voting or investment control.
(13)	Includes shares held directly or indirectly by 24 individuals: the currently-serving directors and NEOs listed herein, as well as Trustmark’s other remaining executive officers. Of these, a total of 403,405 are shares of restricted stock with respect to which the individuals have sole voting power but which cannot be transferred prior to vesting. None of these shares are pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires Trustmark’s directors, executive officers and persons who own more than 10% of Trustmark’s common stock to file reports of their ownership and changes in ownership of Trustmark’s common stock. Trustmark prepares these reports for the directors and executive officers who request it on the basis of information obtained from them and Trustmark’s records. Based on the information available to Trustmark, Trustmark believes that its directors and executive officers complied with all reporting requirements under Section 16(a) for 2015, with the exception of Mrs. Conerly, whose initial report on Form 3 is considered late due to an inadvertent underreporting of shares held, which was subsequently corrected.

EXECUTIVE COMPENSATION

Human Resources Committee

The Human Resources Committee of the Board (the Committee) is responsible for overseeing the development of a program to compensate Trustmark’s management in accordance with Trustmark’s compensation philosophy and objectives. The Committee is currently comprised of Messrs. McCullouch (Chairman), Baker, Grafton and Summerford, all of whom are “non-employee directors” (within the meaning of Rule16b-3 of the Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended), “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules) and otherwise eligible for compensation committee service under the NASDAQ Listing Rules. In addition, no Committee member is a current or former associate of Trustmark or any of its subsidiaries.

The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. In accordance with the Committee’s charter, the hiring of such advisors is at the Committee’s discretion, after considering the advisors’ independence.

In the past few years, the Committee has engaged PM&P to provide various analyses and recommendations to aid the Committee in determining the amount and form of director and executive pay consistent with Trustmark’s compensation philosophy and to periodically test Trustmark’s pay-for-performance alignment. Starting in late 2014 and continuing in 2015, management separately engaged PM&P to provide advice on base and incentive compensation for non-executive associates. PM&P does not provide any consulting services to Trustmark other than to the Committee in connection with director and executive pay and to management in connection with non-executive associate compensation, and it maintains no other economic relationship with Trustmark.

The Committee has assessed the independence of PM&P pursuant to SEC and NASDAQ rules and has concluded that the advice it receives from PM&P is objective and not influenced by other relationships that could be viewed as conflicts of interest, including the advice PM&P provides to management relating to non-executive/non-director compensation matters.

Compensation Discussion and Analysis

The following discussion addresses the compensation determinations relating to Trustmark’s NEOs and the rationale for those determinations and should be read in conjunction with the compensation tables for the NEOs beginning on page 19. Although considered “officers” of Trustmark Corporation under the Exchange Act, the NEOs’ compensation, except for equity awards under Trustmark’s stock and incentive compensation plans, is paid by the Bank.

Executive Summary. The Committee believes that executive compensation should be linked to Trustmark’s performance and significantly aligned with both the short-term and long-term interests of Trustmark’s shareholders. The Committee also believes that executive compensation should be designed to allow Trustmark to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

The Committee believes that its current executive compensation program is working to achieve these goals, as evidenced by Trustmark’s strong financial performance in 2015. Key financial and operating results for the year include the following:

Financial Metrics and Ratios

●	net income (NI) totaled $116.0 million, a decrease of 6.1%, compared to $123.6 million in 2014,
●	diluted earnings per share totaled $1.71, a decrease of 6.6%, compared to $1.83 in 2014,
●	annual dividend to shareholders totaled $0.92 per share,
●	return on average tangible common equity (ROATE) of 11.36%,
●	return on average assets (ROAA) of 0.95%,
●	total assets increased to $12.7 billion at year end 2015,
●	loans held for investment increased $641.9 million, or 10%,
●	non-performing assets declined by 22.9%, and
●	provision for loan losses totaled .12% of average loans.

Trustmark continued to build upon and expand customer relationships, especially in the Alabama, Florida, Tennessee and Texas markets, continued to improve credit quality, and continued to invest in technology and infrastructure to optimize retail delivery channels to enhance productivity and efficiency and support future growth.

Trustmark’s performance-based equity awards are measured utilizing two financial measures over a three-year period: ROATE and total shareholder return (TSR), which includes dividends. For the three years ended December 31, 2015, Trustmark ranked in the 56.9th percentile for ROATE and in the 4.6th percentile for TSR among the 23 peer companies utilized in Trustmark’s 2013 performance-based restricted stock awards. Trustmark’s ROATE continued to reflect strong performance relative to its peer group, while Trustmark’s TSR relative to its peer group continued to be affected by significant appreciation in stock values by certain of the peer companies in the three years ended December 31, 2015. Trustmark’s TSR equaled 10.65% for the three years ended December 31, 2015.

While the overall structure of Trustmark’s 2015 executive compensation program remained relatively unchanged from 2014, the following are the material items pertaining to the NEOs:

●	Trustmark’s performance over the three years ended December 31, 2015 compared to its peer companies resulted in vesting of the performance-based restricted stock awards granted in 2013 at a 63% performance-level, out of a maximum potential vesting of 200%,
●	Trustmark’s performance in 2015 resulted in average payouts for the NEOs under the annual management incentive plan of 116%, out of a maximum potential payout of 200%,
●	in January 2015, the size of the annual equity-based awards granted to members of the executive strategy committee was increased as part of a continuing effort to make the executives’ long-term equity compensation more competitive,
●	in January 2015, in connection with the decision to increase the size of the annual equity-based awards granted to members of the executive strategy committee, the stock ownership guideline level was increased for the CEO to four times base salary and for members of the executive strategy committee to two times base salary,
●	the annual management incentive plan was updated to replace the provision for loan losses performance goal with (for corporate goals) a non-performing asset goal as a more commonly used overall indicator of credit quality and (for line of business goals) a focus on a criticized loan measure as a way to improve corporate non-performing asset levels and to establish a slightly narrower performance range for the total revenue performance goal (for corporate and line of business goals) from a threshold and maximum of 80% and 120% to a threshold and maximum of 85% and 115%, and for the non-interest expense performance goal (for corporate and line of business goals) from a threshold and maximum of 120% and 80% to a threshold and maximum of 110% and 90%, in each case to require a higher level of performance to meet the threshold payout level and reward performance within a more narrow range to create a more challenging plan, and
●	the performance-based equity awards granted and annual cash bonuses earned under the management incentive plan continued to include a clawback provision.

Alignment Between Pay and Performance. Trustmark is committed to aligning the compensation of the executive officers with Trustmark’s financial and operational performance. The Committee uses annual cash bonuses and performance-based equity awards to link executive pay with Trustmark’s performance. Annual cash bonuses, which are earned under the annual management incentive plan and in recent years have represented approximately 32% of the CEO’s and 29% of the other NEOs’ total annual compensation, are earned based on Trustmark’s achievement of key corporate, strategic and line of business performance goals, as applicable, from Trustmark’s annual profit plan. A minimum achievement of 80% of the budgeted goals is required to earn the minimum annual cash bonus, and Trustmark performance that exceeds the budgeted goals results in higher bonus awards for the year. Performance-based equity awards, grants of which in 2015 represented approximately 25% (for the CEO) and 15% (for the other NEOs) of each NEO’s total annual compensation, are earned based on Trustmark’s achievement of ROATE and TSR compared to Trustmark’s peer group over a three-year performance period, with vesting up to 200% in the event of performance at or above the 75th percentile of the peer group for both measures.

In the case of Mr. Tyler, Trustmark also has a quarterly production bonus incentive based on the mortgage department’s production. Mr. Tyler’s production bonus is calculated based on a percentage of total mortgage production above a threshold production level, which links his quarterly compensation to Trustmark’s mortgage department performance.

The Committee believes that Trustmark’s strong financial performance in the past three years demonstrates that the executive compensation programs are working as intended to promote both short-term and long-term success of Trustmark, with total annual compensation earned affected either positively or negatively based on corporate performance. Average payouts of annual cash bonuses under the management incentive plan of 142% of the target amount for each of the NEOs for the past three years relates directly to Trustmark’s achievement with respect to corporate and line of business budget targets for those years. Vesting of the performance-based equity awards of 63%, 88% and 77% for the three years ended December 31, 2015, 2014 and 2013, respectively, reflects how the amount of this incentive compensation earned depends entirely on Trustmark’s performance compared to its peer companies. During the three years ended December 31, 2015, Trustmark’s ROATE continued to reflect strong performance relative to its peer group, while its TSR compared to peers continued to be affected by significant stock price fluctuations, which has resulted in less than the target (100%) vesting for the 2013 performance-based equity awards. As a result, the Committee believes that Trustmark’s executive compensation is appropriately aligned with the level of corporate performance directly and in comparison to Trustmark’s peer companies.

2015 Say on Pay Vote. In 2015, Trustmark asked its shareholders, through an advisory vote, to approve the compensation of the named executive officers as described in the proxy statement for the 2015 Annual Meeting of Shareholders. The advisory vote received overwhelming support from shareholders, receiving approval of over 98% of the votes cast on the proposal. The Committee considered the results of this advisory vote on Trustmark’s executive compensation by Trustmark’s shareholders, and in light of such strong support, during the remainder of 2015 and in 2016 has continued to apply the same compensation philosophy and practices that were described in the 2015 proxy statement in determining amounts and types of executive compensation. The Committee believes that the strong shareholder support for approval of the executive compensation as described in the 2015 proxy statement is evidence that Trustmark’s executive compensation program is appropriately tailored to Trustmark’s business strategies, appropriately aligns pay with performance and reflects industry best practices regarding executive compensation.

Board and Committee Process. The Committee reviews and recommends to the Board compensation levels for the CEO and CFO and reviews and recommends to the Bank Board compensation levels for the Bank’s executive management, based on Trustmark’s performance, individual performance and experience, as well as peer and broader financial services industry comparisons (referred to as market data) and company affordability analysis. The Committee initiates, develops and recommends for approval by the Board the cash and equity compensation of the CEO, based on the Committee’s evaluation of the CEO’s performance relative to annual corporate goals and objectives and in conjunction with comparative market data provided by PM&P and internal data provided by human resources personnel. For cash compensation of the other NEOs, the CEO, with input from the Human Resources department, makes recommendations to the Committee, which are considered for approval by the Committee and then recommended to the Board in the case of the CFO and the Bank Board in the case of the other NEOs for their review and approval. With respect to equity compensation awarded to other NEOs and associates, the Committee reviews and recommends stock-based awards for approval by the Board. The Committee has delegated authority to the CEO to grant limited equity awards to senior level officers, which are reviewed by the Committee. The Committee also administers Trustmark’s equity-based compensation plans, deferred compensation plans and other benefit plans.

The Chairman of the Committee works with the CEO and the Human Resources department to establish the agenda for Committee meetings. The CEO and Human Resources department also interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative market data as well as making recommendations. The Committee periodically meets with the CEO and members of the Human Resources department to assess progress toward meeting objectives set by the Board for both annual and long-term compensation. The Committee also meets in executive session without management present when appropriate.

The Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual cash bonuses, equity-based compensation, retirement benefits and perquisites, each of which is a standard compensation component for NEOs at Trustmark’s peer companies. The Committee reviews all of these components in making determinations on the mix, amount and form of executive compensation. In making compensation decisions, the Committee seeks to promote teamwork among, and high morale within, executive management, including the NEOs. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for executive management, it is mindful of internal pay equity considerations and assesses the relationship of the compensation of each executive to other members of executive management.

The Committee, in consultation with management and PM&P, continues to evaluate the executive compensation program and will recommend changes when it believes appropriate in light of evolving company needs and industry best practices.

The Committee’s decisions regarding entering into change in control agreements with executive management and increasing the size of the annual equity-based awards granted to executive management, as further described below, illustrate this ongoing process. All determinations regarding the amount or form of executive compensation are made by the Committee, approved by the Board or Bank Board, as appropriate, and reflect factors and considerations in addition to the information and advice provided by any single source.

Guiding Philosophy. The Committee’s guiding philosophy is to attract and retain highly qualified executives and to motivate them to maximize shareholder value while limiting risk appropriately and maintaining the safety and soundness of the organization. The following objectives serve as guiding principles for all compensation decisions:

●	rewarding performance,
●	providing competitive total compensation that will enable Trustmark to attract, retain and motivate highly qualified executives,
●	promoting teamwork among, and high morale within, executive management, including the NEOs,
●	aligning compensation opportunities with shareholder interests by making a portion of each NEO’s compensation dependent on Trustmark’s performance,
●	maintaining the safety and soundness of the organization while limiting risk, through appropriate compensation,
●	using base salary to reward higher levels of experience and performance that contribute to the achievement of planned financial objectives,
●	providing a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests,

●	preferring that incentive compensation paid to NEOs will generally be deductible for federal income tax purposes, and
●	ensuring that policies and practices are in place to develop management talent, establish effective corporate governance and set management compensation at competitive levels.

Role of the Compensation Consultant.  In the past few years, the Committee has engaged PM&P to provide information, analyses and advice to aid in the determination of competitive non-employee director and executive pay consistent with Trustmark’s compensation philosophy. PM&P’s services for the Committee during 2014 and a portion of 2015 for compensation to be paid in 2015 included:

●	evaluating the effectiveness of Trustmark’s annual management incentive plan to reinforce the business strategy, ensure alignment of pay and performance and provide a competitive pay opportunity and making recommendations for changes in 2015 consistent with emerging best practices while limiting compensation-related risk,
●	providing recommendations for Trustmark’s peer group selection for 2015,
●	reviewing drafts of this Compensation Discussion and Analysis, and
●	making recommendations in connection with the Amended and Restated Stock Plan.

PM&P made presentations on Trustmark’s executive compensation and annual incentive compensation practices at multiple Committee meetings during 2014 and 2015 to plan for executive compensation to be paid in 2015.

Benchmarking.  The Committee believes that pay practices at other companies provide useful reference information when establishing compensation for Trustmark’s executives. Therefore, among other factors, the Committee considers executive compensation information provided by PM&P that is derived from two primary data sources: peer group data and market data from the banking and financial services industry, when determining the amount and form of compensation for executives.

Peer Group Data. The peer group data is gathered by PM&P from the proxy statements of a peer group of financial institutions in the United States. The peer group consists of a minimum of 15 financial institutions and is updated annually by the Committee, based on a process that includes recommendations from internal sources, including the Human Resources department, and external sources such as PM&P, to reflect the companies against which Trustmark competes for executive talent or for shareholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on having similar asset size to Trustmark, offering similar banking functions and having similar organizational structure. All 23 companies comprising the peer group for the Committee’s 2015 executive compensation determinations were the same as used by the Committee for its 2014 determinations. As of September 30, 2014, the 23 peer companies all had assets within a range of approximately 50% to 225% of Trustmark’s asset size, which is considered an appropriate range for comparison purposes. The specific asset sizes for the peer companies listed in the report presented to the Committee in December 2014 ranged from approximately $7.0 billion to $27.4 billion, and the market capitalizations ranged from approximately $1.1 billion to $5.1 billion. Trustmark’s market capitalization and asset size were both below the median for this peer group.

For 2015, Trustmark’s peer group consisted of the following companies:

Company Name	Ticker	Company Name	Ticker	Company Name	Ticker

BancorpSouth, Inc.	BXS	Fulton Financial Corporation	FULT	Susquehanna Bancshares, Inc. (1)	SUSQ
Bank of Hawaii Corporation	BOH	Glacier Bancorp, Inc.	GBCI	UMB Financial Corporation	UMBF
Commerce Bancshares, Inc.	CBSH	Hancock Holding Company	HBHC	Umpqua Holdings Corporation	UMPQ
Cullen/Frost Bankers, Inc.	CFR	IBERIABANK Corporation	IBKC	United Bankshares, Inc.	UBSI
First Financial Bancorp.	FFBC	MB Financial, Inc.	MBFI	United Community Banks, Inc.	UCBI
First Midwest Bancorp, Inc.	FMBI	Old National Bancorp	ONB	Valley National Bancorp	VLY
FirstMerit Corporation	FMER	Park National Corporation	PRK	Webster Financial Corporation	WBS
F. N. B. Corporation	FNB	Prosperity Bancshares, Inc.	PB

(1)	During 2015, Susquehanna Bancshares, Inc. (SUSQ) was acquired and was, therefore, removed from the peer group.

Market Data.  The market data used by the Committee consists of survey data of executive compensation for financial services companies that focus on the commercial banking industry, with an orientation toward regional bank holding companies with a total asset size comparable to Trustmark. This market data is compiled by PM&P from various published and private compensation surveys, and when available for a particular job responsibility, proxy statements of the peer group financial institutions, and provides information from a broad cross-section of financial services companies. The Committee does not have PM&P compile such market data every year. For years in between formal compilation of market data, Trustmark will apply customary aging methods to informally update salary data and/or will rely on the most current data from a prior year.

Use of Compensation Data.  The Committee uses the peer group data primarily to establish performance goals for long-term incentive awards and evaluate its pay for performance alignment. The Committee uses the peer group data and the survey data to assist with assessing Trustmark’s compensation competitiveness. The Committee is of the general view that, to attract, retain and motivate highly qualified executives, its executive compensation should be in the median range of compensation levels for management of similar-sized financial institutions with Trustmark’s level of corporate performance. Therefore, in making its 2015 compensation recommendations, the Committee considered market data comparisons previously prepared by PM&P for 2014, including an analysis of the 25th, 50th (median) and 75th percentile of the compensation for base salary (aged forward using a predetermined factor), annual cash incentive, long-term equity incentives and the total of these elements as a point of reference for each NEO.

Recognizing that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves, the comparative data are used only as a guide and the Committee does not fix any NEO’s compensation (or individual compensation elements) to a particular compensation level within this comparative data. In exercising its judgment, the Committee looks beyond the comparative data and also considers individual job responsibilities, individual performance, experience, compensation history (both at Trustmark and at prior employers in the case of new hires), company performance and company goals.

Compensation Mix.  The Committee does not target a specific allocation among the various compensation components. Generally, more than one-half of the CEO’s compensation is contingent on performance, and approximately one-half of the compensation provided to the other NEOs is contingent on performance. The approximate percentages of salary, bonus and equity-based (using grant date fair value) compensation compared to the total of such compensation (referred to as total annual compensation) for 2015 for the NEOs were as follows:

Name	Base Salary %	Cash Bonus %	Equity Award %
Gerard R. Host	37%	27%	36%
Louis E. Greer	52%	25%	24%
Duane A. Dewey	53%	22%	25%
Wayne A. Stevens	49%	27%	24%
Breck W. Tyler	37%	47%	16%

The compensation package of Mr. Tyler, President-Mortgage Services, differs from the other NEOs. In addition to the annual cash bonus opportunity under the management incentive plan, Mr. Tyler also receives a quarterly production bonus based on the mortgage department’s production, which accounted for approximately 25% of his total annual compensation in 2015. Mr. Tyler’s “Cash Bonus %” shown above reflects both his annual bonus under the management incentive plan and the mortgage department production bonuses he earned in 2015. In allocating compensation among salary, bonus and equity-based compensation, the Committee believes that the compensation of the senior-most levels of management with the greatest ability to influence Trustmark’s performance should be significantly performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. The Committee also makes allocations between short-term and long-term compensation for NEOs.

The Committee believes long-term equity awards are effective in aligning management’s interests with shareholder interests to increase overall long-term shareholder value, rewarding NEOs for implementing long-term initiatives that take more than one fiscal year to accomplish, and promoting stability and continuity among the NEOs. However, a portion of the NEOs’ annual compensation is also linked to Trustmark’s short-term performance to motivate and reward executives to achieve annual profit plan objectives and to attract and retain talented executives. In making these decisions, the Committee considers the comparative market data and the recommendations of the CEO, among other things. Consistent with its executive compensation philosophy and goals, in 2015, the Committee provided that for the senior-most levels of management 100% of short-term cash incentive payments and 67% of long-term equity-based awards would be determined by performance achievement.

Base Salaries.  Trustmark’s goal is to provide its executive management with fixed cash compensation in the form of base salary that will attract and retain highly qualified executives. Trustmark also uses base salary to reward top performance, industry and job specific knowledge, experience and leadership ability. The base salaries for Trustmark’s NEOs are typically established in the first quarter of the year after Trustmark’s financial information and performance results from the previous year are available, although mid-year adjustments are made occasionally to reflect changes in responsibility or other developments. In establishing the CEO’s base salary, the Committee typically considers PM&P’s recommendations based on an analysis of peer group data and market data and also considers internal data provided by human resources personnel and the CEO’s individual performance and contributions relative to Trustmark’s corporate goals. In establishing base salaries of Trustmark’s other NEOs, the Committee typically considers the recommendations of the CEO, which are based on individual responsibility level, individual and company performance, total compensation histories for each NEO, the market data provided by PM&P for similar positions and a general understanding of executive compensation in the financial services industry. The CEO evaluates the other NEOs’ performance using the same metrics normally used for determining annual incentive plan awards. The Committee considers each of these factors but does not assign a specific value to any of them. The Committee’s process also involves a subjective component in evaluating each NEO’s overall span of responsibility and control, knowledge and leadership ability.

With a focus on aligning executive compensation with shareholder interests and making long-term equity compensation more competitive, the Committee recommended and the Corporate Board and Bank Board, as appropriate, determined not to increase base salaries for Messrs. Host, Greer, Dewey or Stevens in 2015 in consideration of the increase in the size of the annual equity-based awards granted to them in 2015 as members of the executive strategy committee. In view of his mortgage production bonus incentive opportunity, the Committee recommended and the Bank Board determined not to increase Mr. Tyler’s base salary in 2015.

The base salaries as of December 31, 2014, remained in effect with no change during 2015 as shown below:

Name	2015 Base Salaries ($)	2014 Base Salaries ($)	% Change (%)
Gerard R. Host	$ 730,000	$ 730,000	---
Louis E. Greer	$ 360,000	$ 360,000	---
Duane A. Dewey	$ 348,840	$ 348,840	---
Wayne A. Stevens	$ 333,540	$ 333,540	---
Breck W. Tyler	$ 306,000	$ 306,000	---

Cash Bonuses.  The Committee typically awards cash bonuses utilizing a structured, objective approach based upon the achievement of performance objectives set forth in an incentive plan. Cash bonuses constitute the largest cash component tied specifically to company performance. Cash bonuses under the annual management incentive plan are designed to reward achievement of Trustmark’s corporate goals and objectives, and, where applicable, line of business goals and objectives. The quarterly cash bonus under Mr. Tyler’s mortgage department production bonus incentive is designed to reward achievement of Trustmark’s goals with respect to mortgage loan production above a certain threshold level, consistent with the Bank’s mortgage origination guidelines.

Annual Management Incentive Plan. Key features of the annual management incentive plan, each as may be adjusted by the Committee, include:

●	a primary emphasis on corporate/financial performance, as measured by NI and ROATE, and
●	a quantitative assessment of strategic achievements in areas of management including revenue, non-interest expense and credit quality at the corporate level or line of business level, as appropriate, and net income at the line of business level.

At the beginning of each year, Trustmark develops a bonus matrix for the management incentive plan. The performance goals are keyed to various goals in Trustmark’s profit plan for the year, and the performance results at or slightly above the target levels are intended to be achievable, but challenging. In developing the bonus matrix, the CEO recommends to the Committee overall incentive target payout levels for each NEO, stated as a percentage of base salary. The CEO also recommends performance measures from Trustmark’s annual profit plan, such as NI, ROATE, credit quality measures and non-interest expense, each as may be adjusted by the Committee, and the weightings to be assigned to the performance measures for each NEO. The Committee reviews the CEO’s recommendations along with market data to ensure that proposed target payout levels provide an appropriate opportunity to earn bonuses and are competitive with the companies in Trustmark’s peer group. In addition, the Committee reviews the recommended performance measures and weightings, as well as the threshold and maximum performance ranges, and makes a recommendation to the Board for approval. In making its recommendation, the Committee may consider events outside the influence or control of the NEOs and may adjust the performance goals to exclude the effect of these events. The Committee did not include any such adjustments when recommending the performance goals for 2015. After the target levels and performance goals and weightings have been approved by the Board, the Committee retains the discretion to adjust the target levels and performance goals and weightings during or after the year, on an individual or group basis, if the Committee determines additional adjustments are appropriate for this purpose. The Committee did not make any such adjustments for 2015. Following the end of a year, the Committee also has discretion to increase or decrease the amount of an award earned under the plan, change the individual weightings or adjust the threshold payout level and minimum performance goals, including when the minimum performance goals are not achieved. The Committee did not make any such changes or adjustments for the 2015 bonus payouts.

In 2014, the Committee engaged PM&P to evaluate the competitiveness of the opportunity provided by Trustmark’s management incentive plan and make recommendations to improve the plan’s pay for performance alignment and risk mitigation features, consistent with current best practices, emerging regulatory guidance and Trustmark’s compensation philosophy and strategic objectives, including an analysis of the plan’s performance goals relative to Trustmark’s peer company practices. Based on recommendations of PM&P, the Committee recommended and the Corporate and Bank Boards approved the following adjustments to the management incentive plan for 2015:

●	replacing the provision for loan losses performance goal (for corporate goals) with a non-performing asset goal as a more commonly used overall indicator of credit quality, with a focus on a criticized loan measure (for line of business goals) as a way to improve corporate non-performing asset levels, and
●	establishing a slightly narrower performance range for the total revenue performance goal (for corporate and line of business goals) from a threshold and maximum of 80% and 120% to a threshold and maximum of 85% and 115%, and for the non-interest expense performance goal (for corporate and line of business goals) from a threshold and maximum of 120% and 80% to a threshold and maximum of 110% and 90%, in each case to require a higher level of performance to meet the threshold payout level and reward performance within a more narrow range to create a more challenging plan.

With these adjustments incorporated, the following are the primary features of the management incentive plan:

●	uses NI as a primary corporate goal to focus on measures for which executives have direct accountability,
●	includes corporate strategic operational drivers (revenue, non-interest expense and non-performing assets as a percentage of total loans (including loans held for sale) plus other real estate (ORE) (excluding both acquired loans and covered other real estate)) with a weighting of at least 10% for each goal,
●	includes line of business performance goals for revenue, non-interest expense, criticized loans as a percentage of total loans (excluding acquired loans) and net income to mitigate incentive risks and reflect total performance of the business unit, and
●	includes a range of potential payouts of a threshold and maximum of 50% and 200% (of target payout level) to make the incentive payouts variable relative to performance.

The following table shows the threshold, target and potential maximum bonus payout levels established for each NEO under the management incentive plan, expressed as a percentage of base salary, for 2015:

Name	Below Threshold Bonus Payout Level (as percentage of salary) (1)	Threshold Bonus Payout Level (as percentage of salary)	Target Bonus Payout Level (as percentage of salary)	Potential Maximum Bonus Payout Level (as percentage of salary)
Gerard R. Host	---	35.0%	70%	140%
Louis E. Greer	---	22.5%	45%	90%
Duane A. Dewey	---	22.5%	45%	90%
Wayne A. Stevens	---	22.5%	45%	90%
Breck W. Tyler	---	20.0%	40%	80%

(1)	If performance is below the threshold level for each of an NEO’s goals under the management incentive plan, no bonus is earned under the plan absent exercise of discretion by the Committee.

Mr. Host’s overall target bonus payout level is established in his employment agreement. For the other NEOs, the 2015 target bonus payout levels were consistent with the 2014 levels. For 2015, overall incentive targets for NEOs were allocated among corporate performance goals, strategic operational drivers and, for NEOs working in specific lines of business, line of business goals. The corporate performance goals related to NI and ROATE, the strategic operational drivers related to revenue, efficiency (in the form of non-interest expense) and credit quality (in the form of non-performing assets to total loans and ORE), and the line of business goals related to these same or similar measures as applied to the specific line of business.

The following table shows the weightings of these goals for each NEO for 2015, which, similar to 2014, were selected for consistency in approach among NEOs with comparable responsibilities:

Name	Corporate Performance Goals	Strategic Operational Drivers	Line of Business Goals
Gerard R. Host	70%	30%	---
Louis E. Greer	70%	30%	---
Duane A. Dewey	30%	---	70%
Wayne A. Stevens	30%	---	70%
Breck W. Tyler	30%	---	70%

For 2015 the threshold and maximum performance levels continue to reflect the uncertainty of achieving the goals and provide variability in pay for changes in performance while also requiring high performance to reach the maximum payout level. Including the adjustments discussed above, for the 2015 bonus matrix, the Committee recommended and the Board approved the following threshold and maximum performance levels for the NEOs:

Performance Goal	Threshold Performance Level (as percentage of performance goal)	Maximum Performance Level (as percentage of performance goal)
Corporate Performance Goals:
Net income	80%	120%
ROATE	80%	120%
Corporate/Strategic Operational Drivers:
Total revenue (net interest income + non-interest income)	85%	115%
Non-interest expense	110%	90%
Non-performing assets/total loans + ORE	120%	80%
Line of Business Goals:
Total revenue	85%	115%
Non-interest expense	110%	90%
Criticized loans/total loans	120%	80%
Net income	80%	120%

Depending on performance achievement against the stated goals, the payout percentage, if any, for 2015 could range from a level of 50% of the target bonus payout (for threshold performance achievement) to a level of 100% (for target performance achievement) to a level of 200% (for maximum performance achievement). If performance is below the threshold level for each of an NEO’s goals under the management incentive plan, no bonus is earned under the plan absent exercise of discretion by the Committee.

In early 2016, the Committee reviewed Trustmark’s performance compared to the performance goals established under the management incentive plan for 2015.

The following table shows the relevant performance goals established for 2015 under the management incentive plan and the extent to which such goals were achieved:

Performance Goals	2015 Profit Plan Targets	2015 Results as Approved by the Committee	Percentage of Profit Plan Achieved	Percentage of Payout Achieved
($ in millions)
Corporate Goals (all NEOs):
Net income	$116.59	$116.04	99.53%	99%
ROATE	11.73%	11.36%	96.85%	92%
Corporate Strategic/Operational Drivers (Host and Greer only):
Total revenue	$557.01	$564.91	101.42%	109%
(net interest income + non-interest income)
Non-interest expense	$395.84	$401.66	98.55%	93%
Non-performing assets/total loans + ORE	2.19%	1.81%	120.99%	186%
Line of Business Goals (Dewey, Stevens and Tyler only):
Corporate Banking, Wealth Management,
Insurance and Texas Region (Dewey) --
Total revenue	$152.51	$148.92	97.65%	92%
Non-interest expense	$72.91	$72.95	99.95%	100%
Criticized loans/total loans	6.75%	2.19%	308.22%	200%
Net income	$41.01	$34.79	84.84%	62%
Retail Banking without Texas Region
(Stevens) --
Total revenue	$294.89	$301.35	102.19%	115%
Non-interest expense	$129.25	$125.70	102.82%	128%
Criticized loans/total loans	6.75%	3.18%	212.26%	200%
Net income	$55.55	$58.58	105.45%	127%
Mortgage Services (Tyler) --
Total revenue	$44.91	$55.09	122.67%	200%
Non-interest expense	$24.04	$28.35	84.80%	0%
Criticized loans/total loans	6.75%	1.72%	392.44%	200%
Net income	$10.73	$14.81	138.00%	200%

Trustmark’s performance in 2015 resulted in average payouts for the NEOs under the management incentive plan of 116% of the target level. The Committee determined the bonus payments by applying the relevant weighting to the achievement of the applicable performance goals for each NEO. The bonus amounts for the CEO and CFO were approved by the Committee and by the Board in January 2016, and the bonus amounts for the other NEOs were approved by the Committee and by the Bank Board in February 2016. Trustmark paid the following annual cash bonuses for 2015 performance under the management incentive plan:

Name	Total 2015 Annual Cash Bonus Paid (1) ($)	Total Annual Cash Bonus Paid as Percentage of Base Salary (2) (%)	2015 Performance Achieved as Percentage of Target (3) (%)
Gerard R. Host	$545,091	75%	107%
Louis E. Greer	$172,836	48%	107%
Duane A. Dewey	$146,024	42%	93%
Wayne A. Stevens	$186,249	56%	124%
Breck W. Tyler	$182,345	60%	149%

(1)  Trustmark expects to pay these awards on March 15, 2016.

(2)  Calculated using base salary as of March 1, 2015.

(3)  Performance achieved can range from 0% to a maximum of 200%, with target performance achievement being 100%. If performance achievement is below 50% for an NEO, no bonus is earned under the plan absent exercise of discretion by the Committee.

These 2015 annual cash bonus amounts are presented as Non-Equity Incentive Plan Compensation for 2015 in the Summary Compensation Table on page 32.

Mortgage Production Bonus. In recognition that a quarterly production bonus is very common for executives in mortgage banking and in an effort to remain competitive with Trustmark’s peer companies, Mr. Tyler receives a quarterly production bonus based on the mortgage department’s production, in addition to the annual cash bonus under the management incentive plan. Mr. Tyler’s production bonus is based on a percentage of total mortgage production above a threshold production level each quarter for mortgages that conform to the Bank’s origination guidelines, subject to an annual cap. The specific formula is not publicly disclosed for competitive reasons. Mr. Tyler’s mortgage department production bonus is presented as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 32.

Equity-Based Compensation. Trustmark strongly believes that long-term equity-based awards are an integral part of total compensation for NEOs and certain key managers with significant responsibility for Trustmark’s long-term results. Equity-based awards generally constitute the largest non-cash component of each NEO’s total compensation package. In connection with the establishment of an executive strategy committee in 2014, beginning with the 2015 awards, all members of the executive strategy committee (other than the CEO) receive the same size annual equity-based award and all other members of executive management receive the same slightly smaller annual equity-based award. Equity-based awards and the related performance goals for NEOs under the Amended and Restated Stock Plan are recommended by the Committee and approved by the Board generally at its first meeting of each year. Awards are typically made as early as practicable in the year to maximize the time-period for achieving performance goals associated with the awards. The Committee’s meeting schedule is determined several months in advance, so the proximity of any grant of awards to earnings announcements or other market events is coincidental.

The Amended and Restated Stock Plan:

●	authorizes the granting of restricted stock, restricted stock units (RSUs), performance units, stock options, stock appreciation rights (SARs) and other incentive awards (payable in cash or shares), all of which may be made subject to the attainment of performance goals established by the Committee,
●	provides for the ability to base an individual’s performance goals on specified corporate and line of business criteria, and
●	limits the maximum amount of restricted stock, stock options, SARs and other incentive awards that can be granted to a participant in any given year.

Trustmark’s primary form of equity-based compensation is restricted stock awards. Since 2008, Trustmark has awarded a combination of performance-based restricted stock (67%) and time-based restricted stock (33%) to ensure alignment of executives’ interests with those of shareholders and to align the components of Trustmark’s equity-based compensation with that of its peers and to accomplish Trustmark’s equity award objectives, including executive officer retention and attraction. The Committee believes that performance-based restricted stock provides an effective means of delivering incentive compensation, a reward for achievement of long-term objectives and an effective means of executive retention, with normal vesting not occurring for three years. The Committee also believes that use of time-based restricted stock grants, which vest in three years, provides a balanced retention element against the negative impact of economic issues outside the control of management on the ultimate earning of performance-based awards.

The performance-based equity awards consist of a dual award of restricted stock and an equal number of restricted stock units, with potential vesting up to 200% over a three-year performance period. The restricted stock vests based on performance over the three-year performance period up to 100%, and the restricted stock units vest based on performance over the same three-year performance period exceeding 100% (up to a maximum of 200%). To the extent earned, the restricted stock units are settled in unrestricted shares issued after the performance period ends.

For 2015, based on analyses from PM&P in reflecting that Trustmark’s long-term equity compensation was generally below the market median for these positions, the Committee recommended and the Corporate Board approved an increase in the value of the award to the members of the executive strategy committee other than Mr. Host (which includes Messrs. Greer, Dewey and Stevens). The goal of these increases was to improve the competitiveness of Trustmark’s long-term equity compensation and overall compensation for these NEOs and create a pay mix that is closer to market practices. In establishing award levels, the Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested.

For the performance-based restricted stock and restricted stock unit awards to be earned, certain performance goals must be achieved within the three-year performance period covered by the awards. The executive must also remain employed by Trustmark through the end of the performance period for the restricted stock and restricted stock units to vest fully (to the extent earned). The performance goals are scaled so that the recipient can receive a partial award in the event that acceptable, but not the target, results are achieved and so that performance above the target level yields higher awards.

The performance-based restricted stock and restricted stock unit awards granted in 2015 vest based on the achievement of target percentages related to ROATE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to Trustmark’s peer group. For each of ROATE and TSR, the threshold performance level is reached at the 30th percentile compared to the peer group, with 50% vesting occurring at the 50th percentile and 100% vesting occurring at the 75th percentile. The performance period began January 1, 2015, and continues through December 31, 2017. The restricted stock portion vests based on the vesting level achieved with respect to the ROATE and TSR performance in the aggregate up to 100%. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, the restricted stock unit portion of the award will be earned to the extent of such vesting above 100% and settled in shares of unrestricted stock. Any restricted stock units earned will be paid during the first 2 1/2 months of 2018.

In the event of an executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason (if provided in the executive’s employment agreement) or a change in control, partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to such event. Dividends on the restricted stock portion of the award are accumulated and will vest and be paid only when and to the extent the shares to which they relate vest, subject to a six-month delay when required by Section 409A of the Internal Revenue Code. No interest is paid on the accumulated dividends. No dividend equivalents are accumulated on the restricted stock unit portion of the award.

The time-based awards granted in 2015 vest 100% at January 27, 2018, if the executive remains employed through such date. Partial time-weighted accelerated vesting may occur based on the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason (if provided in the executive’s employment agreement) or a change in control. Dividends on any time-based restricted stock are accumulated and will vest and be paid only when and to the extent the shares to which they relate vest, subject to a six-month delay when required by Section 409A.

The following table reflects the grant date fair values of the performance-based restricted stock and restricted stock unit awards and time-based restricted stock awards granted to the NEOs in 2015:

Name	Value of Performance-Based Shares ($)	Value of Performance-Based RSUs (1) ($)	Value of Time-Based Shares ($)	Total ($)
Gerard R. Host	$437,690	$56,972	$215,450	$710,112
Louis E. Greer	$101,004	$13,147	$49,735	$163,886
Duane A. Dewey	$101,004	$13,147	$49,735	$163,886
Wayne A. Stevens	$101,004	$13,147	$49,735	$163,886
Breck W. Tyler	$80,803	$10,518	$39,788	$131,109

(1)  Reflects the anticipated earning of the restricted stock unit portion of the performance-based equity award; restricted stock units will only be earned if, and only to the extent, the award’s aggregate ROATE and TSR vesting percentage exceeds 100%.

The following table reflects the values realized by the NEOs on vesting of performance-based restricted stock awards and time-based restricted stock awards that vested during 2015 from grants made in prior years. See the Option Exercises and Stock Vested for 2015 table on page 36 for more information.

Name	Value of Performance-Based Shares Vested (1) ($)	Value of Excess Shares Vested (2) ($)	Value of Time-Based Shares Vested (3) ($)	Total ($)
Gerard R. Host	$220,784	---	$122,702	$343,486
Louis E. Greer	$50,327	---	$27,985	$78,312
Duane A. Dewey	$50,327	---	$27,985	$78,312
Wayne A. Stevens	$50,327	---	$27,985	$78,312
Breck W. Tyler	$50,327	---	$27,985	$78,312

(1)  Reflects 88% vesting of performance-based shares granted in 2012, based on Trustmark 3-year ROATE and TSR performance against its peer companies.

(2)  The time-based excess shares issued in 2013 in connection with the 120% vesting of performance-based shares granted in 2010 vested in February 2016 rather than in December 2015, as a result of a change implemented beginning in 2013 to vest the excess shares on the third anniversary of their issuance date rather than on December 31.

(3)  Reflects vesting of time-based shares granted in 2012.

Retirement Benefits. Trustmark maintains several plans providing retirement benefits in which the NEOs and certain other associates participate, as described below.

Trustmark Capital Accumulation Plan. Trustmark maintains a non-contributory defined benefit plan (Trustmark Capital Accumulation Plan) that provides a “pension equity” benefit for substantially all associates, including NEOs, who were employed prior to January 1, 2007. Retirement benefits under the plan’s pension equity benefit formula are based on the length of credited service and final average compensation, as defined in the plan, through May 15, 2009, and vest upon three years of service. The pension equity benefit is paid after cessation of employment (unless the participant decides to delay payment to the normal retirement age of 65) as a lump sum or as a life annuity based on the plan’s actuarial conversion factors, as selected by the participant.

Benefits payable under the plan are based on a pension equity formula that takes into account the participant’s compensation through May 15, 2009, averaged over the highest consecutive five-year period out of the most recent seven-year period, the number of years of credited service and the age when each year of credited service was earned through May 15, 2009. Compensation consists of W-2 taxable income adjusted for associate contributions to Trustmark’s 401(k) plan, qualified transportation fringe benefits and cafeteria plans. Compensation does not include group term life insurance, automobile allowance, moving expenses, severance pay or income from stock options after 2002. After 2003, compensation also excludes all incentive compensation, bonuses and commissions, with exceptions for associates whose pay is 100% commission-based.

In an effort to control expenses, participation and benefit accrual under the plan were frozen as of May 15, 2009 (except for certain grandfathered participants, none of whom are NEOs), so that individual pension amounts under the plan are not increased for compensation or service after May 15, 2009 (other than for the grandfathered participants). This freeze applied to all NEOs for 2015. After May 15, 2009, the pension equity lump sum credit balance of each NEO is increased only for interest credited under IRS regulations (but only until the plan benefit commences to be paid).

For 2015, the maximum annual benefit allowable by tax law under the plan was $210,000. Amounts payable pursuant to the plan are not subject to reduction for social security benefits.

See the Pension Benefits for 2015 table on page 37 for more information regarding this plan.

Executive Deferral Plan. Because of the limits for tax qualified retirement plans, Trustmark also maintains a defined benefit supplemental retirement plan (Executive Deferral Plan) that provides additional retirement benefits to selected executives. The Committee believes the plan is competitive with Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. NEOs selected for plan participation by the Committee receive retirement benefits generally equal to 50% of their covered salaries. The retirement benefit is payable for life, but not less than 10 years, and commences at normal retirement age, which is the attainment of age 65, whether or not the participant is still employed, unless the early retirement or death provisions described below apply. Benefits payable pursuant to the plan are not subject to reduction for social security benefits.

The plan provides retirement and pre-retirement death benefits based upon a retirement benefit amount for each participant established by the Committee. The retirement benefit amount is based on the participant’s level of responsibilities and, in part, on his specified covered salary.

The following table shows, as to each NEO, annual retirement benefits currently anticipated to be paid at normal retirement:

Name	Annual Benefit ($)
Gerard R. Host	$ 300,000
Louis E. Greer	$ 100,000
Duane A. Dewey	$ 100,000
Wayne A. Stevens	$ 100,000
Breck W. Tyler	$ 100,000

The plan permits early retirement at or after age 55 with five years of plan participation. Benefits at early retirement are actuarially reduced. The plan also provides a deferred vested benefit payable at normal retirement age to a participant terminating for reasons other than retirement with at least one year of plan participation or retiring early with a pre-existing election to be paid commencing at his or her normal retirement date. Normally, the deferred benefit is accrued and vests at the rate of 1/10th of the anticipated normal retirement benefit for each year of plan participation for a maximum of 10 years. However, certain incremental increases vest over the time period ending in the year the participant reaches age 64. If a participant does not complete at least one year of plan participation, plan benefits are forfeited (except where the cessation of employment is due to death, retirement, total disability or just cause as defined in the plan). Should a participant die prior to retirement and prior to when the participant’s retirement benefit commences to be paid, the participant’s beneficiary will receive a death benefit equal to a percentage (100% for the first year and 75% for the remaining years) of a specified covered salary amount (which amount is twice the anticipated normal retirement benefit) for ten years or until the participant would have reached normal retirement age, whichever is later. Life insurance contracts have been purchased to fund payments under the plan.

See the Pension Benefits for 2015 table on page 37 for more information regarding this plan.

Non-Qualified Deferred Compensation Plan. Trustmark also provides a non-qualified deferred compensation plan that provides additional cash compensation deferral opportunities for executives who may be impacted by the compensation and contribution limits that restrict participation in the 401(k) plan. The Committee believes the plan is competitive with those offered by Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The plan allows executives, including NEOs, to defer on a pre-tax basis up to 90% of annual base salary and/or cash bonus. No contribution is made to the plan by Trustmark. Each executive’s deferred income is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the executive. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates.

See the Non-Qualified Deferred Compensation for 2015 table on page 37 for more information regarding this plan.

Perquisites; Other Compensation.  Perquisites provided to each NEO are reviewed annually within the context of Trustmark’s executive compensation program, market practices and the nature of each NEO’s responsibilities. Generally, Trustmark limits the types of perquisites offered to NEOs as shown in the All Other Compensation for 2015 table on page 33. In addition to the cash and equity compensation and supplemental retirement benefits described above, NEOs are eligible to participate in the same benefit plans available to all other salaried associates. These include:

●	health insurance (portion of costs),
●	basic life insurance,
●	long-term disability insurance, and
●	participation in Trustmark’s 401(k) plan, including a company match.

Consistent with other financial institutions in its peer group, Trustmark encourages executive management to belong to a golf or social club so that there is an appropriate entertainment forum for customers and appropriate interaction with the executives’ communities. Trustmark pays the initiation fee and annual dues for a club membership for some of the NEOs. In addition, Trustmark provides Mr. Host with use of a company-owned automobile, as it does for Mr. Stevens, due to his responsibilities, which require him to travel frequently between various Trustmark offices and branch locations. Messrs. Host and Stevens also use these automobiles for personal transportation. Relocation benefits are also provided and individually negotiated.

The Committee believes the currently-offered perquisites are minimal in overall cost and competitively necessary to attract and retain talented executives. As the needs of Trustmark and the responsibilities of the NEOs change, the Committee may consider offering different or additional perquisites as appropriate to support Trustmark’s business and attract and retain talented executives. For example, in January 2013, the Board authorized an annual allowance of up to 15 hours of personal use of Trustmark’s airplane for the CEO. The Committee approved this perquisite as both a competitive attraction and retention tool and to provide an efficient way to minimize travel time commitments for the CEO and maximize his available time for company business.

Severance and Change in Control Benefits.   Upon any termination of employment, the executives would be entitled to receive their vested benefits under the 401(k) plan, pension plan (Trustmark Capital Accumulation Plan), non-qualified deferred compensation plan (NQDC Plan) and supplemental retirement plan (Executive Deferral Plan), although these benefits generally would not be increased or accelerated (except for additional years of service provided under the Executive Deferral Plan under certain circumstances).

Trustmark believes that additional severance benefits are appropriate for executive management because it may be difficult for senior executives to find comparable employment within a short period of time. As discussed above, Trustmark’s restricted stock and restricted stock unit awards provide for accelerated vesting upon a change in control and upon certain termination events, and an incremental benefit is provided under the Executive Deferral Plan upon certain termination events following a change in control.

In light of the CEO’s role and importance to the success of Trustmark, the Committee believes that it is appropriate to provide for severance and change in control benefits in a written agreement. Mr. Host’s employment agreement with Trustmark is described below. In addition, in light of the important role of executive management to the success of Trustmark, the Committee believes that providing change in control benefits to the CEO and other members of executive management should eliminate, or at least reduce, any reluctance to pursue potential change in control transactions that may be in the best interests of shareholders. The NEOs’ change in control agreements with Trustmark are described below. Trustmark believes that the severance and change in control benefits it provides are customary among its peers and that the potential cost of these benefits is relatively minor relative to Trustmark’s overall value.

With the exception of the accelerated vesting of restricted stock and restricted stock unit awards, Trustmark’s change in control benefits provided to the CEO and other members of executive management are generally “double trigger,” which means that the benefits are payable only if the executive’s employment is terminated other than for cause, death or disability or if the executive resigns for good reason within a specified period following a change in control. Trustmark believes that these benefits are consistent with the general practice among its peers. In addition, Trustmark believes the use of a double trigger in most cases reasonably balances the needs of the executive and Trustmark by protecting the legitimate interests of executives in employment security without unduly burdening Trustmark or shareholder value.

Trustmark does not provide any tax gross-ups related to severance or other compensation or benefits that executives may receive in connection with a change in control. Change in control benefits are provided on a “best net” approach, under which an executive’s change in control benefits are reduced to avoid the golden parachute excise tax only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction.

Employment Agreement with Mr. Host.  In connection with his election as President and CEO of Trustmark Corporation and the Bank, Trustmark and Mr. Host entered into a new employment agreement, effective January 1, 2011 (the Agreement) to replace his prior 2007 agreement. The Agreement provides for Mr. Host to serve as President and CEO of Trustmark and the Bank for a term of three years beginning January 1, 2011, with an automatic rolling one-year extension each December 31, unless either Trustmark or Mr. Host provides notice of non-extension, in which case the Agreement would expire at the end of the then-current term. Either Trustmark or Mr. Host may terminate Mr. Host’s employment with 30 days’ notice, except that no prior notice is required in the case of termination for Cause. If not terminated earlier, Mr. Host’s employment under the Agreement will automatically terminate upon his retirement on December 31, 2019, the year he turns 65.

Mr. Host is guaranteed a minimum base salary of $550,000 annually, subject to annual review. Recognizing the need to be flexible in the current economic environment, the Agreement provides that Mr. Host’s base salary may be reduced below $550,000, with his consent if Trustmark reduces the base salaries of other senior executives.

Mr. Host is eligible to earn an annual cash bonus, with a bonus target amount of 70% of his base salary. Mr. Host is also eligible to receive equity compensation awards on such basis as the Committee determines and is eligible to participate in any benefit plans or programs that are offered to senior executives generally.

On any cessation of employment, Mr. Host will be entitled to his earned but unpaid base salary and annual bonus and, except in the case of termination for Cause, any accrued vacation (earned compensation). Mr. Host will be entitled to additional severance benefits in the event his employment ends as a result of his death or disability, or in the event his employment is terminated by Trustmark without Cause whether in connection with a change in control of Trustmark or not, or in the event Mr. Host resigns for Good Reason whether in connection with a change in control of Trustmark or not.

Under the Agreement, Mr. Host is subject to standard confidentiality, non-solicitation and non-competition obligations during the term of the Agreement and for two years after his employment ends. As partial consideration for these obligations after his employment ends, if Mr. Host’s employment is terminated by Trustmark without Cause or if he resigns for Good Reason, he will be entitled to payments equal to two times the sum of (i) his annual base salary, and (ii) the average of his annual bonuses earned for the three years prior to the end of his employment (the Covenant Payments), with one-half of the Covenant Payments paid in 12 equal monthly installments commencing 60 days after termination and one-half paid in a lump sum 60 days after termination.

If Mr. Host’s employment is terminated by Trustmark without Cause or he resigns for Good Reason, in each case within two years after a change in control, he will be entitled to the following benefits in addition to the Covenant Payments and earned compensation: (i) a lump sum payment equal to one times his base salary and the average of his annual bonuses earned for the three years prior to the change in control, (ii) thirty-six months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, and (iii) accelerated vesting of any unvested stock options.

If Mr. Host’s employment is terminated by Trustmark without Cause or he resigns for Good Reason where he is not entitled to such change in control enhanced severance benefits, he will be entitled to twenty-four months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, in addition to the Covenant Payments and earned compensation.

If Mr. Host’s employment is terminated due to disability or if he dies during the term, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of his earned compensation plus a time-weighted pro-rata share of his annual bonus target amount for that year.

In certain cases, some or all of the payments and benefits provided on termination of employment may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the Agreement. In the case of benefits that are delayed, Mr. Host would pay the cost of benefit coverage during the six-month delay period and then be reimbursed by the Company at the end of the six-month period.

The Agreement includes a clawback provision that will permit Trustmark to recover certain incentive-based compensation as required by federal law and as determined by the Committee.

For purposes of this agreement, “Cause” means (i) commission of an act of personal dishonesty, embezzlement or fraud, (ii) misuse of alcohol or drugs, (iii) failure to pay any obligation owed to Trustmark or any affiliate, (iv) breach of a fiduciary duty or deliberate disregard of any rule of Trustmark or any affiliate, (v) commission of an act of willful misconduct or the intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order, (vii) unauthorized disclosure of any confidential information of Trustmark or any affiliate or engaging in any conduct constituting unfair competition or inducing any customer of Trustmark or any affiliate to breach a contract with Trustmark or any affiliate, (viii) conviction of, or entry of a guilty plea or plea of no contest to, any felony or misdemeanor involving moral turpitude, (ix) continual failure to perform substantially his duties and responsibilities (other than any such failure resulting from incapacity due to disability) after a written demand for substantial performance is delivered which specifically identifies the manner in which he has not substantially performed his duties and responsibilities, (x) violation in any material respect of Trustmark’s policies or procedures, including the Code of Ethics, or (xi) conduct that has resulted, or if it became known by any regulatory or governmental agency or the public is reasonably likely to result, in the good faith judgment of the Board, in material injury to Trustmark, whether monetary, reputational or otherwise.

For purposes of the Agreement, “Good Reason” means (i) a demotion in status, title or position or the assignment of the person to duties or responsibilities which are materially inconsistent with such status, title or position, (ii) a material breach of the agreement by Trustmark, or (iii) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, without the executive’s consent.

For purposes of the Agreement, “change in control” means (i) the acquisition by any person of the power to vote, or the acquisition of, more than 20% ownership of Trustmark’s voting stock, (ii) the acquisition by any person of control over the election of a majority of the Board, (iii) the acquisition by any person or by persons acting as a “group” for securities law purposes of a controlling influence over Trustmark’s management or policies, or (iv) during any two year period, a more than one-third change in the Board (Existing Board), treating any persons approved by a vote of at least two-thirds of the Existing Board as ongoing members of the Existing Board. However, in the case of (i), (ii), and (iii), ownership or control of Trustmark’s voting stock by a company-sponsored or a company subsidiary-sponsored employee benefit plan will not constitute a change in control.

The amounts which would have been payable to Mr. Host assuming a termination event on December 31, 2015, are addressed in the Potential Payments Upon Termination or Change in Control section beginning on page 38.

The above is a summary of the material terms and provisions of the Agreement. For the complete Agreement, including the exact definitions of the defined terms used therein, refer to the copy of the Agreement that has been filed with the SEC and is incorporated by reference into this proxy statement.

Change in Control Agreements with Other NEOs.  In February 2014, upon the recommendation of the Committee and approval of the Board, Trustmark entered into identical change in control agreements with each of the NEOs (each a CIC Agreement), other than Mr. Host whose employment agreement already provides change in control benefits. Under the CIC Agreement, if the executive’s employment is terminated by Trustmark other than due to death or disability or for Cause or he resigns for Good Reason, in each case within two years after a change in control, he will be entitled to the following benefits in addition to any previously earned compensation: (i) a lump sum payment within 60 days after termination equal to two times the sum of his base salary in effect immediately prior to the change in control and the average of his annual bonuses earned for the two years prior to the year in which the change in control occurs (the CIC Severance Benefit), and (ii) eighteen months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination (the CIC Continuing Benefit). Each CIC Agreement includes standard confidentiality obligations during and after the executive’s employment. In addition, each CIC Agreement includes standard non-solicitation and non-competition obligations during the executive’s employment and for twelve months after the executive’s employment ends when the executive is eligible to receive the CIC Severance Benefit. Each CIC Agreement also provides that Trustmark may retain the CIC Severance Benefit if the executive violates the confidentiality, non-solicitation or non-competition obligation. Each executive is required to sign a release agreement with Trustmark prior to receiving the CIC Severance Benefit and the CIC Continuing Benefit after termination.

For purposes of the CIC Agreements, “Cause” and “change in control” have substantially the same meanings as in Mr. Host’s employment agreement, and “Good Reason” means (i) a material diminution in the executive’s authority, duties or responsibilities, (ii) a material diminution in the executive’s base compensation, (iii) a material breach of the agreement by Trustmark, or (iv) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, provided such relocation is considered a material change in the location where the executive must perform services.

The amounts which would have been payable to the NEOs under the CIC Agreements assuming a change in control and termination event on December 31, 2015, are addressed in the Potential Payments Upon Termination or Change in Control section beginning on page 38.

The above is a summary of the material terms and provisions of the CIC Agreements. For a complete CIC Agreement, including the exact definitions of the defined terms used therein, refer to the form of CIC Agreement that has been filed with the SEC and is incorporated by reference into this proxy statement.

Deductibility of Compensation.  In making compensation decisions, the Committee considers Section 162(m) of the Internal Revenue Code, which limits the tax deductibility of certain compensation in excess of $1 million paid to Trustmark’s NEOs. The Committee believes it is generally in Trustmark’s best interest, and that of its shareholders, to offer compensation that is deductible under Section 162(m). It is, therefore, the Committee’s general preference that grants of performance-based equity and other incentive awards made pursuant to Trustmark’s stock and incentive compensation plans comply with the deductibility requirements of Section 162(m) or be in amounts that normally would not be expected to result in non-deductibility under Section 162(m).

The Committee also believes, however, that in certain circumstances factors other than tax deductibility should take precedence when determining the forms and levels of executive compensation. Given the competitive market for outstanding executives, for example, the Committee believes that it is important to retain the flexibility to determine compensation elements consistent with Trustmark’s compensation philosophy, even if some executive compensation is not fully deductible under Section 162(m). Accordingly, the Committee does approve elements of compensation for certain executives that are not fully deductible by Trustmark and reserves the right to do so in the future when appropriate. For that reason, Trustmark’s annual cash bonus management incentive plan is currently designed to provide compensation that may not be deductible under Section 162(m) for all NEOs. Further, there is no guarantee that compensation awarded or paid by Trustmark that is intended to qualify for deductibility under Section 162(m) will be fully deductible. In 2015, a portion of Mr. Host’s compensation was not deductible by Trustmark under Section 162(m).

Policy Against Hedging and Limitations on Pledging.  To ensure that executive officers bear the full risks of stock ownership, Trustmark’s insider trading policy prohibits executive officers, among others, from engaging in options trading, short sales or hedging transactions relating to Trustmark stock. With limited exceptions, executive officers are also prohibited from pledging or creating a security interest in any Trustmark stock they hold, and no executive officer currently holds any Trustmark stock that is pledged or otherwise subject to a security interest.

Stock Ownership Guidelines.  Although the Board believes management’s current ownership of Trustmark stock adequately aligns the interests of management and shareholders, in January 2013 the Board adopted stock ownership guidelines for the CEO and other members of executive management in recognition that such guidelines are considered a best compensation practice that mitigates risks associated with Trustmark’s compensation programs and encourages management to focus on long-term growth and financial success. In connection with the January 2015 decision to increase the size of the annual equity-based awards granted to members of the newly formed executive strategy committee, the Board also increased the stock ownership guideline level for the CEO and members of the executive strategy committee. The current guidelines require the CEO and other members of executive management to own a minimum number of shares of Trustmark stock equal in value to a multiple of their base salary in effect when appointed CEO or a member of executive management, as follows:

Multiple of Base Salary

CEO	4x
Executive Strategy Committee	2x
Other Executive Management	1.5x

The guidelines provide that the applicable ownership level should be reached within five years from the later of January 22, 2013 or the date of appointment as CEO or as a member of the executive strategy committee or executive management, as applicable. Pledged shares are not considered to be owned for purposes of the stock ownership guidelines. The Human Resources Committee reviews stock ownership levels of executive management annually. Until an executive has reached the applicable ownership level, the executive is required to hold 100% of the shares received from any Trustmark stock awards.

Executive Compensation Recoupment.  Ethical behavior and integrity remain an important priority for Trustmark. In support of this, and in anticipation of adopting a comprehensive executive compensation recoupment policy (also known as a “clawback” policy), the Committee began including a clawback provision in the performance-based restricted stock awards beginning with awards granted to the executive officers in 2011. Also since 2011, the Committee has included a similar clawback provision in the management incentive plan with respect to annual cash bonuses that may be earned under the plan. Under these provisions, any performance-based restricted stock or restricted stock unit award that vests or cash bonus paid is subject to recovery by Trustmark as required by applicable federal law and on such basis as the Board determines. The Committee anticipates adopting a comprehensive executive clawback policy once the SEC publishes final rules implementing the clawback requirements from the Dodd-Frank Act.

Analysis of Risk Associated with Trustmark’s Compensation Policies and Practices.  In late 2015 and early 2016, the Committee, together with Trustmark’s risk officers, conducted an in-depth risk assessment of Trustmark’s compensation policies and practices. Management prepared detailed materials regarding the operation of Trustmark’s various compensation arrangements with its associates and submitted the materials to Trustmark’s risk officers, who reviewed the materials with the members of management most closely involved with the respective compensation arrangements. Trustmark’s risk officers identified the key enterprise risks to which Trustmark is subject, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, reputational and other risks, and focused their review on the compensation arrangements most likely to implicate those risks. Trustmark’s Chief Risk Officer presented the risk officers’ conclusions and supporting materials to the Committee, which reviewed and discussed the analysis at its meeting on February 17, 2016.

The Committee has concluded that Trustmark’s compensation policies and practices have sufficient mitigating features and controls to maintain an appropriate balance between prudent business risk and resulting compensation and encourage appropriate risk behavior consistent with Trustmark’s risk appetite, business strategy and profit goals. Some of the mitigating features and controls used are the overall compensation mix, weighting of performance metrics, timing of awards in relation to performance measurement period, use of full value equity-based awards with multi-year vesting periods, and establishment of targets with payouts at multiple levels of performance, chargeback provisions on returned or unearned commissions, capped upside opportunities, and oversight by executive management and the Board. In addition, Trustmark’s incentive compensation arrangements are subject to a system of internal controls to ensure that incentive compensation is properly tracked, approved and paid. Trustmark’s internal controls include comparisons throughout the year of performance results against performance requirements, approval by appropriate levels of management, the Committee, the Board and/ or the Bank Board of incentive compensation payouts, with separate review and approval by division controllers of lines of business that have significant incentive compensation payouts, and coordination among human resources, accounting, and payroll personnel to ensure that incentive compensation payouts that have been approved are appropriately reconciled to those approvals before and after payment is made. As a result, the Committee has concluded that Trustmark’s compensation policies and practices are not reasonably likely to have a material adverse effect on Trustmark, do not encourage imprudent risk-taking behavior and are consistent with maintaining the organization’s safety and soundness.

Summary Compensation Table for 2015

The following table summarizes the compensation components for the CEO, the CFO and each of the next three most highly compensated executive officers during 2015 and indicates their positions as of December 31, 2015. The table includes base salary, cash incentives paid or accrued, as well as amounts for equity awards, retirement benefits and other compensation for 2015, 2014 and 2013. The amounts reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column were not paid to the NEOs in any year shown. These amounts represent the annual change in the present value of potential future benefits the NEOs might receive upon retirement, assuming the benefits have vested.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Gerard R. Host	2015	$730,000	---	$710,112	---	$545,091	---	$70,037	$2,055,240
President and CEO,	2014	$727,333	---	$800,636	---	$815,410	$814,082	$108,973	$3,266,434
Trustmark Corporation; President and CEO, Trustmark National Bank	2013	$707,000	---	$667,616	---	$726,978	---	$133,224	$2,234,818
Louis E. Greer	2015	$360,000	---	$163,886	---	$172,836	$43,017	$30,486	$770,225
Treasurer and	2014	$358,750	---	$147,820	---	$258,516	$297,151	$32,364	$1,094,601
Principal Financial Officer, Trustmark Corporation; Executive Vice President and Chief Financial Officer, Trustmark National Bank	2013	$349,007	---	$120,167	---	$230,644	---	$41,758	$741,576
Duane A. Dewey	2015	$348,840	---	$163,886	---	$146,024	---	$28,674	$687,424
President-Corporate Banking,	2014	$347,700	---	$147,820	---	$216,630	$258,715	$30,210	$1,001,075
Trustmark National Bank	2013	$338,500	---	$120,167	---	$179,366	---	$39,429	$677,462
Wayne A. Stevens	2015	$333,540	---	$163,886	---	$186,249	---	$36,873	$720,548
President-Retail Banking,	2014	$332,450	---	$147,820	---	$245,119	$234,055	$38,490	$997,934
Trustmark National Bank	2013	$321,000	---	$120,167	---	$224,557	---	$42,263	$707,987
Breck W. Tyler	2015	$306,000	---	$131,109	---	$387,534	$3,769	$20,612	$849,024
President-Mortgage Services,	2014	$306,000	---	$147,820	---	$343,083	$276,772	$22,871	$1,096,546
Trustmark National Bank	2013	$306,000	---	$120,167	---	$404,725	---	$32,119	$863,011

(1)	No discretionary bonuses were awarded to the NEOs for 2015, 2014 and 2013.
(2)	The amounts in this column reflect restricted stock and restricted stock unit awards granted to the NEOs during 2015, 2014 and 2013 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718 based, in the case of performance-based awards, on the then-anticipated outcome and excluding the impact of estimated forfeitures. These awards include performance-based awards that will vest only if the related performance measures are achieved. For the performance-based awards granted in 2015, 2014 and 2013, the amounts reported in this column reflect the grant date fair value based on the achievement of less than the maximum performance level. The grant date fair values, based on achievement of the maximum performance level, would be as follows for the awards granted in 2015, 2014 and 2013, respectively: Host -- $665,579, $640,332, $534,282; Messrs. Greer, Dewey and Stevens -- $153,593, $118,236, $96,165; and Tyler -- $122,874, $118,236, $96,165. Assumptions used in the calculation of these amounts are included in Note 16 to Trustmark’s audited financial statements for the year ended December 31, 2015, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February [ • ], 2016.
(3)	No stock option awards were made during 2015, 2014 and 2013.
(4)	Annual cash bonuses earned under Trustmark’s management incentive plan are reported in this table as “Non-Equity Incentive Plan Compensation.” Non-equity incentive plan compensation for Mr. Tyler includes both (i) his annual cash bonus earned under Trustmark’s management incentive plan of $182,345, $225,308 and $207,530, respectively, and (ii) his quarterly mortgage department production bonus incentives totaling $205,189, $117,775 and $197,195, respectively.
(5)	In 2015 (for Messrs. Host, Dewey and Stevens) and 2013, changes in pension value were negative and driven largely by an increase in the discount rate applied to calculate the present value of future pension payments. The 2015 negative changes in pension values were as follows: Host -- $(24,519), Dewey -- $(32,233) and Stevens -- $(22,676). In 2015, the incremental increase in Executive Deferral Plan benefits for Messrs. Greer and Tyler was greater than the negative effects of the increase in discount rate. The 2013 changes in pension value were as follows: Host -- $(267,901), Greer -- $(80,595), Dewey -- $(20,463), Stevens -- $(52,480) and Tyler -- $(100,293). The amounts shown in the table above for 2015 and 2014 reflect the changes in actuarial present value of the NEO’s accumulated benefits under the Trustmark Capital Accumulation Plan and Executive Deferral Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and include amounts which the NEO may not currently be entitled to receive because such amounts are not yet vested.
(6)	See the following table for details of all other compensation for 2015.

All Other Compensation for 2015

The detail of all other compensation for 2015 is included in the following table:

Name	Use of Company Airplane (1) ($)	Automobile Allowance/Use of Company-Provided Automobile (2) ($)	Dividends on Unvested Time- Based Restricted Stock (3) ($)	Club Dues ($)	Earned Vacation ($)	401(k) Match ($)	Company-Paid Life Insurance Premiums ($)	Total ($)
Gerard R. Host	$14,948	$7,830	$24,786	$6,573	---	$15,900	---	$70,037
Louis E. Greer	---	---	$5,115	$9,471	---	$15,900	---	$30,486
Duane A. Dewey	---	---	$5,115	$7,659	---	$15,900	---	$28,674
Wayne A. Stevens	---	$8,188	$5,115	$7,670	---	$15,900	---	$36,873
Breck W. Tyler	---	---	$4,712	---	---	$15,900	---	$20,612

(1)	The aggregate incremental cost of Mr. Host’s personal use of the company airplane is calculated based on the annual cost of operating the company airplane. Operating costs include depreciation, fuel, maintenance, insurance, flight crew expenses (including pilot salaries), landing fees and hangar expenses, on-board catering expenses, universal weather monitoring costs, if applicable, and other miscellaneous expenses. Total annual operating costs are divided by the total number of hours the company airplane was used during the year to determine the average operating cost per hour. The average operating cost per hour is then multiplied by the hours Mr. Host used the company airplane for personal use to determine Trustmark’s aggregate incremental cost.
(2)	The aggregate incremental cost of Messrs. Host’s and Stevens’ personal use of a company-owned automobile is calculated based on the annual cost to Trustmark to own and operate each automobile (taking into account depreciation, insurance, taxes, repairs, maintenance and fuel) multiplied by the percentage that Messrs. Host and Stevens, respectively, used the automobile for personal rather than business travel.
(3)	The amounts in this column reflect the dividends credited to shares of unvested time-based restricted stock held by the NEOs on each dividend payment date during 2015. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest, subject to a six-month delay when required by Section 409A.

Grants of Plan-Based Awards for 2015

The following table presents information regarding incentive-based cash bonuses and equity awards granted to the NEOs during or for the year ended December 31, 2015, under Trustmark’s annual management incentive plan (cash), the mortgage department production bonus incentive for Mr. Tyler (cash) and Amended and Restated Stock Plan (restricted stock/restricted stock units) and in the case of incentive-based awards reflects the amounts that could be earned or received under such awards:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (3) (#)	Options (#)	Awards ($/Sh)	Awards (4) ($)
Gerard R. Host		$255,500	$511,000	$1,022,000	---	---	---	---	---	---	---
	1/27/2015	---	---	---	3,371	19,262	38,524	---	---	—	$494,662
	1/27/2015	---	---	---	---	---	---	9,487	---	---	$215,450
Louis E. Greer		$81,000	$162,000	$324,000	---	---	---	---	---	---	---
	1/27/2015	---	---	---	778	4,445	8,890	---	---	---	$114,151
	1/27/2015	---	---	---	---	---	---	2,190	---	---	$49,735
Duane A. Dewey		$78,489	$156,978	$313,956	---	---	---	---	---	---	---
	1/27/2015	---	---	---	778	4,445	8,890	---	---	—	$114,151
	1/27/2015	---	---	---	---	---	---	2,190	---	---	$49,735
Wayne A. Stevens		$75,047	$150,093	$300,186	---	---	---	---	---	---	---
	1/27/2015	---	---	---	778	4,445	8,890	---	---	---	$114,151
	1/27/2015	---	---	---	---	---	---	2,190	---	---	$49,735
Breck W. Tyler		$61,200	$122,400	$244,800	---	---	---	---	---	---	---
		---	---	$225,000	---	---	---	---	---	---	---
	1/27/2015	---	---	---	622	3,556	7,112	---	---	---	$91,321
	1/27/2015	---	---	---	---	---	---	1,752	---	---	$39,788

(1)	The amounts shown in these columns reflect the minimum possible payment level (threshold) under the management incentive plan awards, which was 50% of the target amount shown, the target payment under the awards and the maximum possible payment under the awards, which was 200% of the target. All of these amounts are percentages of the executive’s base salary as of March 1, 2015. The amount of the award actually earned by the CEO and CFO were recommended by the Committee and approved by the Board on January 26, 2016. The amount of the awards actually earned by the other NEOs were recommended by the Committee and approved by the Bank Board on February 18, 2016. For Mr. Tyler, the amounts shown in the second row reflect the maximum amount he can earn annually under a quarterly production incentive based on the mortgage department’s origination, above a threshold production level, of mortgages that conform to the Bank’s mortgage origination guidelines. The production incentive does not have a threshold or target level. All amounts earned are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 32.
(2)	Reflects the performance-based restricted stock and restricted stock unit awards granted on January 27, 2015. The awards vest based on the achievement of target percentages related to ROATE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to the 2015 peer group. The performance period began January 1, 2015, and continues through December 31, 2017. The restricted stock portion vests based on the vesting level achieved with respect to the ROATE and TSR performance in the aggregate up to 100%. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%), the restricted stock unit portion of the award will be earned to the extent of such vesting above 100% and settled in shares of unrestricted stock to the executive if he remains employed for the entire performance period. Any restricted stock units earned will be paid during the first 2 1/2 months of 2018. Dividends on the performance-based restricted shares are accumulated and will vest and be paid only when and to the extent the related shares vest, subject to a six-month delay when required by Section 409A. No interest is paid on the accumulated dividends. No dividend equivalents are accumulated on the restricted stock unit portion of the award. In the event of the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control prior to the end of the performance period, partial time-weighted performance vesting of the entire award occurs based on ROATE and TSR through the end of the calendar quarter prior to such event.
(3)	Reflects the number of time-based restricted shares granted on January 27, 2015. The awards vest on January 27, 2018, if the executive remains employed through such date. Partial time-weighted vesting will occur through the calendar month ending on or prior to the occurrence of any of the accelerated vesting events described in footnote (2) above. Dividends on any time-based restricted shares will be accumulated and will vest and be paid only when and to the extent the shares vest, subject to a six-month delay when required by Section 409A.
(4)	The amounts in this column reflect the grant date fair value of the performance-based restricted stock and restricted stock unit awards computed in accordance with ASC Topic 718, in each case based on the then-anticipated outcome and the grant date fair value of the time-based restricted stock computed in accordance with ASC Topic 718.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table presents information regarding unvested performance-based restricted stock and restricted stock units awards and time-based restricted stock awards held by NEOs at December 31, 2015. All awards in the table below were granted under the Amended and Restated Stock Plan. None of the NEOs held any unexercised options at December 31, 2015.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Gerard R. Host	1/26/2010 (3)	1,929	$44,444	---	---
	1/22/2013 (4)	---	---	9,395	$216,461
	1/22/2013 (5)	7,344	$169,206	---	---
	1/28/2014 (6)	---	---	16,610	$382,694
	1/28/2014 (5)	8,181	$188,490	---	---
	1/27/2015 (7)	---	---	19,262	$443,796
	1/27/2015 (5)	9,487	$218,580	---	---
		26,941	$620,720	45,267	$1,042,951
Louis E. Greer	1/26/2010 (3)	538	$12,396	---	---
	1/22/2013 (4)	---	---	1,691	$38,961
	1/22/2013 (5)	1,322	$30,459	---	---
	1/28/2014 (6)	---	---	3,067	$70,664
	1/28/2014 (5)	1,510	$34,790	---	---
	1/27/2015 (7)	---	---	4,445	$102,413
	1/27/2015 (5)	2,190	$50,458	---	---
		5,560	$128,103	9,203	$212,038
Duane A. Dewey	1/26/2010 (3)	538	$12,396	---	---
	1/22/2013 (4)	---	---	1,691	$38,961
	1/22/2013 (5)	1,322	$30,459	---	---
	1/28/2014 (6)	---	---	3,067	$70,664
	1/28/2014 (5)	1,510	$34,790	---	---
	1/27/2015 (7)	---	---	4,445	$102,413
	1/27/2015 (5)	2,190	$50,458	---	---
		5,560	$128,103	9,203	$212,038
Wayne A. Stevens	1/26/2010 (3)	538	$12,396	---	---
	1/22/2013 (4)	---	---	1,691	$38,961
	1/22/2013 (5)	1,322	$30,459	---	---
	1/28/2014 (6)	---	---	3,067	$70,664
	1/28/2014 (5)	1,510	$34,790	---	---
	1/27/2015 (7)	---	---	4,445	$102,413
	1/27/2015 (5)	2,190	$50,458	---	---
		5,560	$128,103	9,203	$212,038
Breck W. Tyler	1/26/2010 (3)	538	$12,396	---	---
	1/22/2013 (4)	---	---	1,691	$38,961
	1/22/2013 (5)	1,322	$30,459	---	---
	1/28/2014 (6)	---	---	3,067	$70,664
	1/28/2014 (5)	1,510	$34,790	---	---
	1/27/2015 (7)	---	---	3,556	$81,930
	1/27/2015 (5)	1,752	$40,366	---	---
		5,122	$118,011	8,314	$191,555

(1)	Dividends on the restricted shares are accumulated, vest and are paid only when and to the extent the underlying restricted shares vest, subject to a six-month delay when required by Section 409A. No interest is paid on accumulated dividends. No dividend equivalents are accumulated on the restricted stock units. Accelerated vesting of these shares and units may occur based on the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control.
(2)	The market value of shares or units that have not vested is the number of reported shares or units, as applicable, multiplied by the closing market price of Trustmark’s common stock on December 31, 2015, which was $23.04 per share.
(3)	Reflects the number of excess shares that were issued on February 19, 2013, in connection with the greater than 100% vesting of the performance-based restricted stock awards granted on January 26, 2010. These time-based restricted shares vested on February 19, 2016. See footnote (1) above for information regarding dividend accumulation with respect to these shares.
(4)	For restricted stock granted on January 22, 2013, reflects the number of _performance-based restricted shares that vested under the award on February 17, 2016. The award vested based on achievement of ROATE targets, with potential vesting up to and including 100% based on ROATE and

TSR targets, with potential vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2013, through December 31, 2015, performance period. Because of the achievement of a performance-based vesting level with respect to the ROATE and TSR targets of less than 100% in the aggregate (63% out of a maximum of 200%), no additional achievement shares were issued.

(5)	Reflects time-based restricted stock granted, which vests 100% on the third anniversary of the grant date, if the executive remains employed through such date. See footnote (1) above for information regarding dividend accumulation and the events that may trigger partial time-weighted accelerated vesting with respect to these shares.
(6)	For awards granted on January 28, 2014, reflects the target (100%) number of performance-based restricted shares granted. The awards vest based on achievement of ROATE targets, with vesting up to and including 100% based on ROATE, and TSR targets, with vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2014, through December 31, 2016, performance period, if the executive remains employed through the end of the performance period. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, the restricted stock unit portion of the award will be earned to the extent of such vesting above 100% and settled in shares of unrestricted stock issued to the executive in the first two and one-half months after the end of the performance period. Partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to the occurrence of any of the events described in footnote (1) above. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares.
(7)	For awards granted on January 27, 2015, reflects the target (100%) number of performance-based restricted shares granted. See footnote (2) to the Grants of Plan-Based Awards for 2015 table on page 34 for discussion of the vesting schedule of these awards of performance-based restricted shares and restricted stock units.

Option Exercises and Stock Vested for 2015

The following table presents information regarding restricted stock that vested during 2015 for each of the NEOs. None of the NEOs exercised options during 2015.

Name	Stock Awards
	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Gerard R. Host	14,869	$343,486
Louis E. Greer	3,390	$ 78,312
Duane A. Dewey	3,390	$ 78,312
Wayne A. Stevens	3,390	$ 78,312
Breck W. Tyler	3,390	$ 78,312

(1) Represents the total number of restricted shares that vested during 2015, without taking into account any shares that were surrendered or withheld for applicable tax obligations.
(2) Value realized is the gross number of shares multiplied by the market price of Trustmark’s common stock on the date of vesting.

Pension Benefits for 2015

The Trustmark Capital Accumulation Plan and the Executive Deferral Plan are discussed in more detail under “Trustmark Capital Accumulation Plan” and “Executive Deferral Plan” on pages 25-26. The following table shows the present value at December 31, 2015, of accumulated benefits payable to each NEO, including the number of years of service credited, under each of the Trustmark Capital Accumulation Plan and the Executive Deferral Plan, determined using interest rate and mortality rate assumptions included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2015, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February [ • ], 2016:

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2)(3) ($)	Payments During Last Fiscal Year ($)
Gerard R. Host	Trustmark Capital Accumulation Plan	25	$482,872	---
	Executive Deferral Plan	23	$3,661,398	---
Louis E. Greer	Trustmark Capital Accumulation Plan	22	$332,175	---
	Executive Deferral Plan	17	$1,017,051	---
Duane A. Dewey	Trustmark Capital Accumulation Plan	5	$63,134	---
	Executive Deferral Plan	12	$1,042,227	---
Wayne A. Stevens	Trustmark Capital Accumulation Plan	23	$149,812	---
	Executive Deferral Plan	12	$675,926	---
Breck W. Tyler	Trustmark Capital Accumulation Plan	19	$322,323	---
	Executive Deferral Plan	15	$833,781	---

(1)	Actual years of service as a Trustmark associate for each NEO is as follows: Host -- 31, Greer -- 28, Dewey --12, Stevens -- 29 and Tyler -- 25. Effective May 15, 2009, benefits under the Trustmark Capital Accumulation Plan were frozen. Thus, NEOs will not earn additional benefits after May 15, 2009, except for interest as required by IRS regulations. For purposes of the Executive Deferral Plan, NEOs normally receive one year of credited service for every 12 months of employment with Trustmark since commencement of participation in the plan. For purposes of calculating years of credited service for the Trustmark Capital Accumulation Plan, NEOs received one year of credited service for every calendar year in which they worked 1,000 hours (but disregarding hours of service after May 15, 2009, due to the benefit accrual freeze under the plan). Therefore, the number of years of credited service as an associate and years of credited service for the Trustmark Capital Accumulation Plan and the Executive Deferral Plan may differ. Also, since the date of entry into the Executive Deferral Plan could be subsequent to the date of entry into the Trustmark Capital Accumulation Plan, the number of years of credited service for each plan may be different depending on each respective date of entry. This table assumes the entire service period was completed under the benefit formula that was effective for service through December 31, 2015, and thereafter, subject to the benefit accrual freeze as of May 15, 2009, for the Trustmark Capital Accumulation Plan.
(2)	Includes amounts under the Executive Deferral Plan which Messrs. Greer, Stevens and Tyler would not currently be entitled to receive because such amounts are not vested. In connection with a 2013 increase in their annual retirement benefits, they become vested in the increased amount over time through the year each attains age 64.
(3)	The present value of accumulated benefit is based on converting the lump sum attributable to credits earned to date to an annuity payable at retirement age, which is then discounted back to December 31, 2015.

Non-Qualified Deferred Compensation for 2015

Trustmark’s non-qualified deferred compensation plan is discussed in more detail under “Non-Qualified Deferred Compensation Plan” on page 26. The following table presents information relating to each NEO’s participation in the plan:

Name	Executive Contributions in Last Fiscal Year (1) ($)	Trustmark Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End (3) ($)
Gerard R. Host	---	---	$ (11,003)	$(299,956)	$ 3,010,313
Louis E. Greer	$ 5,000	---	$ (188)	---	$ 74,257
Duane A. Dewey	---	---	$ (1,734)	---	$ 249,257
Wayne A. Stevens	---	---	$ (113)	---	$ 4,737
Breck W. Tyler	---	---	$ (15,881)	---	$ 1,119,857

(1)	This amount is reported as 2014 non-equity incentive plan compensation for the NEO in the Summary Compensation Table on page 32.
(2)	The amounts in this column consist of investment gains for 2015 and do not include any above-market earnings.
(3)	Of the amounts disclosed in this column, the following amounts were previously reported as compensation to the NEO in a Summary Compensation Table prior to 2015: Host -- $2,289,413, Greer -- $27,500, Dewey -- $209,045 and Tyler -- $458,158.

Potential Payments Upon Termination or Change in Control

As discussed above, Trustmark’s executive compensation programs, plans and agreements provide for payments to the NEOs in the event of certain terminations of employment or upon a change in control of Trustmark. The following table describes the potential payments that would be made to each of the NEOs in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on December 31, 2015. The amounts shown are estimates, and assume that the termination or change in control event occurred on December 31, 2015. The actual amounts to be paid can only be determined at the time of an NEO’s actual termination of employment or an actual change in control of Trustmark.

In accordance with SEC regulations, the following table does not report any amount to be provided to an NEO that does not discriminate in scope, terms or operation in favor of Trustmark’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2015, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the Trustmark Capital Accumulation Plan, Executive Deferral Plan, NQDC Plan and 401(k) plan, and (iii) already vested equity awards.

Name	Incremental Compensation and Benefit Payments	Non-CIC Termination by Company Without Cause or by Executive for Good Reason under Employment Agreement	CIC Termination by Company Without Cause or by Executive for Good Reason under Employment Agreement (1)
Gerard R. Host (2)	Severance (3)	---	$1,506,676
	Covenant Payment (3)(4)	$3,013,352	$3,013,352
	Restricted Stock -- Accelerated Vesting (5)	$ 880,044	$ 880,044
	Executive Deferral Plan (6)(7)	---	---
	Health & Welfare Benefits (8)	$ 64,752	$ 97,128

	Totals	$3,958,148	$5,497,200
Louis E. Greer	Severance (3)	---	$1,209,160
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$ 176,921	$ 176,921
	Executive Deferral Plan (6)(7)	---	$ 203,415
	Health & Welfare Benefits (8)	---	$ 47,529

	Totals	$ 176,921	$1,637,025
Duane A. Dewey	Severance (3)	---	$1,093,676
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$ 176,921	$ 176,921
	Executive Deferral Plan (6)(7)	---	---
	Health & Welfare Benefits (8)	---	$ 49,409

	Totals	$ 176,921	$1,320,006
Wayne A. Stevens	Severance (3)	---	$1,136,756
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$ 176,921	$ 176,921
	Executive Deferral Plan (6)(7)	---	$ 71,904
	Health & Welfare Benefits (8)	---	$ 42,180

	Totals	$ 176,921	$1,427,761
Breck W. Tyler	Severance (3)	---	$1,044,838
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$ 166,307	$ 166,307
	Executive Deferral Plan (6)(7)	---	$ 130,278
	Health & Welfare Benefits (8)	---	$ 48,590

	Totals	$ 166,307	$1,390,013

(1)	Mr. Host’s employment agreement and the other NEOs’ change in control agreements provide for change in control benefits on a “best net” approach, under which the executive’s change in control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction. The amounts shown in this column do not reflect any reduction that might be made in this regard.
(2)	If during the term of his employment agreement, Mr. Host’s employment is terminated due to disability or if he dies, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target amount for that year ($511,000 for 2015), in addition to accrued but unpaid compensation to date of termination.
(3)	The executive must sign a general release in order to be entitled to receive these amounts. In the case of the NEOs other than Mr. Host, Trustmark has the right to retain these amounts if the executive breaches the confidentiality, non-solicitation or non-competition covenants contained in the executive’s change in control agreement.
(4)	Payments pursuant to Mr. Host’s employment agreement in consideration of covenants relating to confidentiality and two-year non-solicitation and non-competition commitments, with one-half of the payment paid in 12 equal monthly installments and one-half paid in a lump sum.
(5)	Upon a change in control without termination of employment, or upon death or disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark not for cause or termination by the executive for good reason if provided in the executive’s employment agreement, the executive is entitled to accelerated vesting of a pro-rata portion of his unvested restricted stock and restricted stock units (plus accumulated dividends attributable to the shares of restricted stock vesting), based on actual service in the case of time-based restricted stock, and actual service and actual performance in the case of performance-based restricted stock and restricted stock units (but including 100% of any excess shares previously issued for completed performance periods). The value of the restricted stock and restricted stock units upon vesting is based on the closing market price per share of $23.04 as of December 31, 2015, plus the amount of accumulated cash dividends attributable to the shares of restricted stock vesting.
(6)	Upon death, an incremental pre-retirement death benefit may be payable to the executive’s beneficiary under the Executive Deferral Plan.
(7)	Upon termination within three years following a change in control, the executive is entitled to accelerated vesting of a portion of his unvested benefit under the Executive Deferral Plan by adding up to five years of service to the executive’s service under the plan. The incremental benefit amount shown in this column is equal to the present value of the amount of the benefit for which vesting would have been accelerated in connection with such a termination as of December 31, 2015. The actuarial assumptions used to calculate the incremental benefit are the same as the assumptions in the Pension Benefits for 2015 table using a 3.86% rate for present value computations. Messrs. Host and Dewey were already fully vested as of December 31, 2015, and would not have received any incremental benefits from this provision. Messrs. Greer, Stevens and Tyler each would have received the incremental benefits shown in the table in connection with the unvested portions of the 2013 increase in their annual retirement benefit.
(8)	Mr. Host is entitled to 24 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if his employment is terminated by Trustmark without cause or if he resigns for good reason, and 36 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination upon such events in the case of a change in control. The other NEOs are entitled to 18 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if within two years after a change in control the executive’s employment is terminated by Trustmark other than due to death, disability or for cause or if he resigns for good reason.

Human Resources Committee Report

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Human Resources Committee, as listed below, recommended to the Audit and Finance Committee, acting on behalf of the Board, that the Compensation Discussion and Analysis be included in this proxy statement.

John M. McCullouch (Chairman)	Daniel A. Grafton

Adolphus B. Baker	R. Michael Summerford

Human Resources Committee Interlocks and Insider Participation

The following directors served on Trustmark’s Human Resources Committee during 2015: John M. McCullouch (Chairman), Adolphus B. Baker, Daniel A. Grafton and R. Michael Summerford. No current or former executive officer or associate of Trustmark or any of its subsidiaries currently serves or has served as a member of the Human Resources Committee or has been involved in any related party transaction as discussed in the section beginning on page 44.

PROPOSAL 2:   ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that Trustmark’s shareholders have the opportunity to provide an advisory vote to approve Trustmark’s executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. Accordingly, Trustmark’s shareholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of Trustmark’s named executive officers as described above, by voting for or against this proposal.

The Human Resources Committee and Board have designed Trustmark’s executive compensation to recruit, retain and motivate employees who play a significant role in the organization’s current and future success. Trustmark, through the Human Resources Committee, the Board and the contributions of an outside compensation consultant, structures executive compensation to motivate these employees to maximize shareholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” and the tabular disclosures of NEO compensation and related disclosures that follow.

Trustmark believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of shareholders and are necessary to attract and retain experienced, highly-qualified executives important to Trustmark’s long-term success and the enhancement of shareholder value. The Board believes that Trustmark’s executive compensation achieves these objectives, and, therefore, recommends that shareholders vote “for” the proposal.

Because this vote is advisory, it will not be binding on the Board and will not be construed as overruling any decision made by the Board. The Human Resources Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so. Pursuant to the vote of Trustmark’s shareholders at the 2011 Annual Meeting of Shareholders, Trustmark will conduct an advisory vote to approve executive compensation on an annual basis. The next advisory vote to approve executive compensation will occur at the 2017 Annual Meeting of Shareholders.

The Board recommends that shareholders vote “for” this proposal to provide advisory approval of Trustmark’s executive compensation.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Trustmark has engaged Crowe Horwath as its independent auditor for the fiscal year ending December 31, 2016. The Board recommends that shareholders vote for ratification of the selection of Crowe Horwath. If shareholders do not ratify the selection of Crowe Horwath, the Audit and Finance Committee will consider a change in independent auditor for the next year.

Change in Independent Auditor

KPMG LLP (KPMG) served as Trustmark’s independent auditor since April 29, 2002, including for the fiscal year ended December 31, 2015.

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of Trustmark’s independent auditor. In order to assure auditor independence, the Audit and Finance Committee periodically considers whether there should be regular rotation of the independent auditing firm and determined to engage in a competitive process to review the appointment of Trustmark’s independent auditor for the 2016 fiscal year. Following this process and careful deliberation, the Audit and Finance Committee notified KPMG on December 16, 2015 that it had determined to dismiss KPMG as independent auditor, effective as of the date of the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2015. On December 21, 2015, based on the recommendation of the Audit and Finance Committee, Trustmark engaged Crowe Horwath as its independent auditor for the fiscal year ending December 31, 2016.

The members of the Audit and Finance Committee and the Board believe that the engagement of Crowe Horwath to serve as Trustmark’s independent auditor is in the best interests of Trustmark and its shareholders.

Neither of KPMG’s audit reports on Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2014 and 2013 contained an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope or accounting principles. Neither of KPMG’s audit reports on the effectiveness of internal control over financial reporting as of December 31, 2014 and 2013 contained an adverse opinion or disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope or accounting principles.

During Trustmark’s fiscal years ended December 31, 2014 and 2013 and through December 21, 2015, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter in connection with their reports on Trustmark’s consolidated financial statements for such years; and (ii) there were no reportable events, within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During Trustmark’s fiscal years ended December 31, 2014 and 2013 and through December 21, 2015, neither Trustmark, nor any party on behalf of Trustmark, consulted with Crowe Horwath with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered on Trustmark’s consolidated financial statements, and no written report or oral advice was provided to Trustmark that Crowe Horwath concluded was an important factor considered by Trustmark in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

Representatives of both Crowe Horwath and KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.

The Board recommends that shareholders vote “for” ratification of the selection of Crowe Horwath as Trustmark’s independent auditor.

AUDIT AND FINANCE COMMITTEE REPORT

Trustmark’s Audit and Finance Committee, which conducts the usual and necessary activities in connection with the audit functions of Trustmark, held eight meetings during 2015. The Committee reviewed and discussed with management and KPMG the consolidated audited financial statements as of and for the three years ended December 31, 2015. The Committee also discussed with KPMG the matters required to be discussed under the auditing standards of the Public Company Accounting Oversight Board (PCAOB), including Auditing Standard No. 16. The Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and discussed the independence of KPMG. Based on this review, the Committee recommended to the Board that the consolidated audited financial statements be included in Trustmark’s Annual Report on Form 10-K for the year ended December 31, 2015.

None of the following members of Trustmark’s Audit and Finance Committee serve on the audit committee of another company, and all are independent directors as defined by NASDAQ Listing Rules:

R. Michael Summerford (Chairman)	Richard H. Puckett
Tracy T. Conerly	LeRoy G. Walker, Jr.
David H. Hoster II

The Board has determined that Tracy T. Conerly and R. Michael Summerford each qualify as an audit committee financial expert pursuant to the requirements of the SEC.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by KPMG for the audit of Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2015, and December 31, 2014, and fees billed for other services rendered by KPMG during those periods. All services reflected below for 2015 and 2014 were pre-approved in accordance with the policy of the Audit and Finance Committee. Information related to audit fees for 2015 includes amounts billed through December 31, 2015, and additional amounts estimated to be billed for the 2015 period for audit services rendered.

	2015	2014
Audit Fees (1)	$ 1,150,000	$ 850,000
Audit-Related Fees (2)	$ 130,000	$ 262,960
Tax Fees (3)	---	---
All Other Fees	---	---
	$ 1,280,000	$ 1,112,960

(1)  Audit fees include fees for professional services in connection with the audit of Trustmark’s consolidated financial statements, audit of internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services provided by KPMG in connection with statutory and regulatory filings.

(2)  In 2015, audit-related fees included fees for professional services in connection with other various assurance services. In 2014, audit-related fees included fees for professional services in connection with Trustmark’s SOC-1 examination and other various assurance services.

(3)  KPMG did not provide tax services to Trustmark in 2015 or 2014.

Pre-Approval Policy

The Audit and Finance Committee has adopted a policy that sets forth guidelines and procedures for the pre-approval of services to be performed by the independent auditor, as well as the fees associated with those services. Annually, the Committee reviews and establishes the types of services and fee levels to be provided by the independent auditor. Any additional services or fees in excess of the approved amounts require specific pre-approval by the Committee. The Committee has delegated to its Chairman the authority to evaluate and approve services and fees in the event that pre-approval is required between meetings. If the Chairman grants such approval, he will report that approval to the full Committee at its next meeting. Non-audit services, prohibited by the SEC, are likewise prohibited under the Committee’s pre-approval policy.

PROPOSALS 4 AND 5:	APPROVAL OF AMENDMENTS TO TRUSTMARK’S ARTICLES OF INCORPORATION REGARDING DIRECTOR ELECTIONS

Trustmark is asking shareholders to consider two separate but related changes to the way in which nominees are elected as directors. Currently, directors are elected under a plurality voting standard, pursuant to which nominees who receive the most votes are elected as directors. In addition, shareholders are currently permitted to cumulate their votes in elections of directors, which means that a shareholder has the power to give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by that shareholder, or to distribute those votes among two or more nominees.

The Board of Directors has recommended that shareholders approve amendments to Trustmark’s articles of incorporation relating to director elections. The proposed amendment presented in Proposal 4 below, which is contingent upon the approval of Proposal 5, will implement a majority voting standard for the election of directors in uncontested elections. In contested elections (elections in which the number of nominees exceeds the number of directors to be elected), directors would continue to be elected by a plurality vote of shareholders. The proposed amendment presented in Proposal 5 below, which is not contingent upon the approval of Proposal 4, will eliminate cumulative voting in all director elections.

The Board has determined that taken together, these proposed amendments represent a balanced and integrated approach designed to provide all of Trustmark’s shareholders a meaningful voice in the election of directors. Together, the amendments provide shareholders an effective way in which to exercise their voting rights in director elections and to ensure that the directors continue to represent all of Trustmark’s shareholders. In addition, the amendments reduce the possibility that a holder of far less than a majority of the outstanding shares could elect a director even when a significant majority of shares are voted against the election of the director. Because the amendments are designed to work together, the implementation of Proposal 4 (the proposal to amend the articles to implement majority voting in uncontested director elections) is conditioned upon shareholder approval of Proposal 5 (the proposal to amend the articles to eliminate cumulative voting in director elections). Accordingly, unless Proposal 5 is approved, Proposal 4 will not be implemented regardless of the outcome of the vote thereon.

PROPOSAL 4:	APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO REQUIRE MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

Amendment of the Articles of Incorporation to Require Majority Voting in Uncontested Director Elections

Recognizing that majority voting in director elections is becoming a corporate governance best practice, Trustmark is asking shareholders to approve an amendment to Trustmark’s articles of incorporation that would implement majority voting in uncontested elections of directors. The full text of a new Article Tenth of the articles of incorporation implementing majority voting is attached as Appendix A. In January 2016, the Board of Directors conditionally approved new Article Tenth subject to approval by Trustmark’s shareholders, and further subject to shareholder approval of new Article Eleventh, which is presented in Proposal 5 of this proxy statement. In other words, if approved by shareholders, effectiveness of the proposed articles amendment under this Proposal 4 is further conditioned on shareholder approval of Proposal 5 in this proxy statement relating to the elimination of cumulative voting in director elections.

The proposed amendment under this Proposal 4 provides that in an uncontested election of directors, a candidate would be elected as a director only if the votes cast for the candidate exceed the votes cast against the candidate. Abstentions will not be counted as votes cast for or against a candidate. If, however, an election of directors is contested (i.e., the number of candidates in any one year exceeds the number of directors to be elected in that year), the proposed amendment to Trustmark’s articles of incorporation would provide that a plurality voting standard will apply and the candidates receiving the greatest number of votes will be elected.

Trustmark believes that the adoption of a majority voting standard in uncontested director elections, coupled with the elimination of cumulative voting in the election of directors outlined in Proposal 5 in this proxy statement, will give shareholders a greater voice in determining the composition of the Board by empowering a majority of shareholders to determine who should serve as a director, with that majority comprised of large and small shareholders alike. In addition, the proposed majority voting standard is consistent with the Board’s desire to maintain alignment of shareholder interests and Board accountability.

Trustmark believes, however, that plurality voting should continue to apply in situations where the number of candidates to be elected exceeds the number of directors to be elected. If a majority voting standard is used in that circumstance, it is possible that not all Board seats would be filled, as it is possible that more than one director candidate could fail to receive a majority of the votes cast in the election.

The implementation of this Proposal 4 is expressly conditioned on the approval by shareholders of Proposal 5 regarding the elimination of cumulative voting in director elections. As discussed in Proposal 5, the Board believes that cumulative voting in the election of directors is fundamentally inconsistent with, and may even thwart the very objective of, majority voting for directors in uncontested elections. Majority voting ensures that directors are elected by at least a majority of the shareholders. With cumulative voting, a holder of far less than a majority of the outstanding shares could elect a director even when a significant majority of shares are voted against the election of the director. Accordingly, even if this Proposal 4 is approved by shareholders at the Annual Meeting, it will not be implemented unless Proposal 5 is also approved by shareholders at the Annual Meeting.

To implement majority voting in uncontested director elections, the Board has also conditionally approved an amendment to Trustmark’s bylaws. The bylaw amendment will only become effective if Trustmark’s shareholders approve both this Proposal 4 to amend Trustmark’s articles of incorporation to require majority voting in uncontested director elections and Proposal 5 to amend Trustmark’s articles of incorporation to eliminate cumulative voting in director elections. Because Mississippi law provides that a director continues to serve until a successor is elected and qualifies or until there is a decrease in the number of directors, the bylaw amendment, if implemented, provides that if a nominee who is an incumbent director is not elected and no successor has been elected at the same meeting, such “holdover” director would be required to tender his or her resignation to the Board. In such event, the Nominating Committee would recommend to the Board whether to accept or reject such resignation, or to take other action taking into account the Board’s fiduciary duties to Trustmark and its shareholders. In such event, the director tendering a resignation would not be permitted to participate in the Nominating Committee recommendation or decision of the Board with respect to such resignation.

If shareholders do not approve both this Proposal 4 to amend Trustmark’s articles of incorporation to require majority voting in uncontested director elections and Proposal 5 to amend Trustmark’s articles of incorporation to eliminate cumulative voting in director elections, the bylaw amendment will not be implemented. Shareholder approval is not required for the bylaw amendment, and shareholders are not being asked to vote on the bylaw amendment.

This description of the proposed amendment to Trustmark’s articles of incorporation presented in this Proposal 4 is only a summary of the amendment and is qualified in its entirety by reference to the actual text of the proposed amendment to the articles of incorporation, a copy of which is attached as Appendix A. If Trustmark’s shareholders approve the amendment to Trustmark’s articles of incorporation proposed by this Proposal 4, and also approve the amendment to Trustmark’s articles of incorporation proposed by Proposal 5, the amendments to Trustmark’s articles of incorporation will become effective upon filing with the Secretary of State of Mississippi, which is expected to occur promptly following the Annual Meeting. Additionally, provided both Proposal 4 and Proposal 5 are approved, Trustmark’s intention is to also implement the amendment to the bylaws discussed above promptly following the Annual Meeting.

Vote Required

Shareholder approval of the amendment to Trustmark’s articles of incorporation to require majority voting in uncontested director elections requires the affirmative vote of the holders of a majority of the votes cast on the proposal.

The Board recommends that shareholders vote “for” approval of the amendment to Trustmark’s articles of incorporation to require majority voting in uncontested director elections.

PROPOSAL 5:	APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING IN DIRECTOR ELECTIONS

Amendment of the Articles of Incorporation to Eliminate Cumulative Voting in Director Elections

At the Annual Meeting, Trustmark is also asking shareholders to approve an amendment of Trustmark’s articles of incorporation to eliminate cumulative voting in director elections. The full text of a new Article Eleventh of the articles of incorporation eliminating cumulative voting is attached as Appendix B. In January 2016, the Board of Directors conditionally approved new Article Eleventh subject to approval by Trustmark’s shareholders. Implementation of the majority voting standard in uncontested director elections proposed in Proposal 4, if approved by shareholders, is contingent upon Trustmark’s shareholders also approving the elimination of cumulative voting in director elections as presented in this Proposal 5.

For a Mississippi corporation incorporated before July 1, 2002, such as Trustmark, unless otherwise provided in such company’s articles of incorporation, Mississippi law provides for cumulative voting by shareholders. As Trustmark’s articles of incorporation do not currently provide otherwise, Trustmark’s shareholders currently have the right to cumulate their votes, which provides shareholders the power to give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by that shareholder, or to distribute those votes among two or more nominees. The effect of cumulative voting is potentially to allow a shareholder that holds significantly less than a majority of the outstanding voting power to have the power to elect one or more directors.

In deciding to propose a majority voting standard under Proposal 4, the Board considered how a majority voting standard in uncontested director elections might affect Trustmark’s current cumulative voting procedures for director elections. The Board concluded that it would be very difficult to apply both majority voting and cumulative voting in a director election. In particular, concurrently applying majority voting and cumulative voting standards could raise difficult corporate governance issues and unintended consequences, including the potential for multiple vacancies on the Board if a large shareholder were to cumulate its votes in a director election. Many investors, advisory firms and corporate governance experts have previously recognized significant compatibility issues between majority voting and cumulative voting in director elections.

The Board also believes that cumulative voting is philosophically incompatible with a majority voting standard. As noted above, majority voting for directors seeks to empower a majority of a company’s shareholders to determine who should serve as a director, with that majority comprised of large and small shareholders alike. In contrast, because cumulative voting allows a shareholder to cumulate votes and cast all available votes for a single director nominee, cumulative voting advantages any shareholder with relatively large holdings by increasing the likelihood that such a shareholder can elect its chosen representative (or multiple chosen representatives) to a board of directors, regardless of how the company’s other shareholders vote in the election of directors. The Board believes that each director should represent the interests of all shareholders, rather than the interests of a minority shareholder or special constituency.

As described in the discussion of Proposal 4 above, Trustmark is asking shareholders to consider the adoption of an amendment to Trustmark’s articles of incorporation to implement a majority voting standard for uncontested elections of directors. Consistent with the Board’s belief that in all but contested elections of directors, the approval of a majority of the votes cast should be required for the election of members of the Board, the Board also believes that the best long-term interests of all shareholders will be served by the elimination of cumulative voting in the election of directors. However, should Trustmark’s shareholders elect to retain cumulative voting in director elections, the Board will not implement a majority voting standard in the election of directors, as such a standard, when coupled with cumulative voting, would, as mentioned above, permit a single shareholder to disproportionately influence director elections.

It should be noted, however, that implementation of the elimination of cumulative voting in director elections proposed in this Proposal 5 is not contingent upon shareholder approval of Proposal 4. The Board has determined that implementing both majority voting in uncontested director elections and eliminating cumulative voting in director elections is consistent with the Board’s desire to maintain alignment of shareholder interests and Board accountability. The Board further believes that these governance improvements are in the best interests of Trustmark and its shareholders. As previously noted, the Board has conditioned the effectiveness of Proposal 4 to require majority voting in uncontested director elections on shareholder approval of this Proposal 5 to eliminate cumulative voting in director elections. The Board has made this determination due to the potential negative consequences of adopting a majority voting standard without eliminating cumulative voting. As the Board does not believe there will be similar negative consequences if Proposal 5 is implemented without the approval of Proposal 4, it has not conditioned the effectiveness of Proposal 5 on shareholder approval of Proposal 4. While the Board believes that the approval of both Proposals 4 and 5 will optimize Trustmark’s ability to provide shareholders with a meaningful voice in director elections, even if shareholders only approve the elimination of cumulative voting in director elections proposed in this Proposal 5, but not the majority voting standard presented in Proposal 4, elimination of cumulative voting in director elections will still move Trustmark’s governance practices towards empowering the broadest group of Trustmark shareholders as it relates to director elections. Therefore, Trustmark intends to implement the elimination of cumulative voting even if shareholders do not approve the majority voting standard proposed in Proposal 4, which provides the added benefit of making it easier for Trustmark to implement a majority voting standard in the future.

The Board’s recommendation to eliminate cumulative voting in director elections is not part of a plan by Trustmark’s management to adopt anti-takeover governance measures and is not a response by Trustmark to any specific effort by a shareholder to accumulate larger holdings of Trustmark’s common stock.

This description of the proposed amendment to Trustmark’s articles of incorporation presented in this Proposal 5 is only a summary of the amendment and is qualified in its entirety by reference to the actual text of the proposed amendment to the articles of incorporation, a copy of which is attached as Appendix B. If approved, the amendment to Trustmark’s articles of incorporation to eliminate cumulative voting in director elections will become effective upon filing with the Secretary of State of the State of Mississippi, which is expected to occur promptly following the Annual Meeting.

Vote Required

Shareholder approval of the amendment to Trustmark’s articles of incorporation to eliminate cumulative voting in director elections requires the affirmative vote of the holders of a majority of the votes cast on the proposal.

The Board recommends that shareholders vote “for” approval of the amendment to Trustmark’s articles of incorporation to eliminate cumulative voting in director elections.

RELATED PARTY TRANSACTIONS

The Bank made a payment of approximately $275,000 in 2015 to Bloomfield Equities, LLC, for the naming rights to the Mississippi Braves AA Baseball Stadium, known as “Trustmark Park.” Ninety percent (90%) of Bloomfield Equities, LLC, is owned indirectly by Trustmark director William G. Yates III and his family through Spectrum Capital, LLC, which is owned thirty-three percent (33%) by Mr. Yates III and sixty-seven percent (67%) by his family and a family trust. The dollar value of Mr. Yates III’s interest in the transaction was approximately $81,751. The collective dollar value of this transaction to the Yates family was approximately $247,500. The Bank expects to make a payment of $275,000 in 2016 to Bloomfield Equities, LLC, for naming rights to Trustmark Park. The specific dollar value of Mr. Yates III’s interest in the 2016 transaction is not known at this time.

In addition, Trustmark purchased a $17,000 sponsorship from Spectrum Events, LLC, for college baseball games played at Trustmark Park in 2015. Spectrum Events, LLC is wholly owned by Spectrum Capital, LLC. The dollar value of Mr. Yates III’s interest in these transactions is approximately $5,610. The collective dollar value of these transactions to the Yates family is approximately $17,000. Trustmark expects to pay a $17,000 sponsorship to Spectrum Events, LLC, for college baseball games played at Trustmark Park in 2016.

In addition, during 2015 Trustmark paid Bloomfield Holdings, LLC $80,000 for, among other things, exclusive banking rights at the Outlets of Mississippi, which is owned by Bloomfield Holdings, LLC. Ninety percent (90%) of Bloomfield Holdings, LLC is owned indirectly by Spectrum Capital, LLC. The dollar value of Mr. Yates III’s interest in the transaction was approximately $26,667. The collective dollar value of this transaction to the Yates family was approximately $80,000. Under this arrangement, Trustmark will also pay Bloomfield Holdings, LLC $80,000 for, among other things, exclusive banking rights at the Outlets of Mississippi in 2016.

During 2013, in connection with the New Markets Tax Credit Program, the Bank purchased $4,350,000 of state and federal tax credits for $2,757,000 through two entities in each of which the Bank holds a 99.99% interest. The federal tax credit, which totaled $1,950,000, was allocated to this transaction by SCC Sub-CDE 2, LLC (SCC Sub), a subsidiary of Southern Community Capital, LLC (SCC), which in turn was allocated the federal tax credit by SCC, a subsidiary of the Bank. SCC owns 0.01% of SCC Sub, with a managing member distribution for that percentage paid back to SCC on a quarterly basis. Of the Bank’s $2,757,000 investment, $2,047,040 was ultimately loaned to Bloomfield Holdings, LLC by SCC Sub in connection with a qualifying real estate development project. The loan by SCC Sub to Bloomfield Holdings, LLC has an annual interest rate of 1.00% and a term of 30 years. The dollar value of Mr. Yates III’s interest in the Bank’s investment was approximately $684,659. The collective dollar value to the Yates family of the Bank’s investment is approximately $2,053,977.

During 2015, W. G. Yates & Sons Construction Company (WGY&S), which is wholly-owned by Mr. Yates III and his family, and for which Mr. Yates III serves as President and CEO, and certain of its wholly-owned subsidiaries paid premiums for employee benefits insurance policies to third party insurance companies. Fisher Brown Bottrell Insurance, Inc. (Fisher Brown Bottrell), a subsidiary of the Bank, received commissions of approximately $1,509,492 from such insurance companies for placing these policies. Trustmark believes the premiums and the terms of the insurance policies are no more favorable than could be obtained from a non-related party in an arm’s length transaction. Fisher Brown Bottrell continues to serve as insurance agent for these policies for WGY&S in 2016. The dollar value of Mr. Yates III’s interest in this transaction is not known at this time.

The Bank has also made loans to directors, executive officers and principal shareholders and their related interests in 2015 and in prior years and continues to do so in 2016. Such loans were made in the course of ordinary business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. Loan transactions with directors, executive officers and principal shareholders and their related interests are approved by the Board as part of the Bank’s loan review policy under Regulation O.

Trustmark’s Audit and Finance Committee has adopted and manages a written policy with respect to all other related party transactions that governs the review, approval or ratification of covered related party transactions. The policy generally provides that Trustmark may enter into a related party transaction only if the Audit and Finance Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or the transaction involves compensation approved by the Human Resources Committee. A Related Party is (i) an executive officer, director or nominee for director of Trustmark, (ii) a shareholder owning in excess of 5% of Trustmark’s outstanding equity securities, (iii) a person who is an immediate family member of someone listed in (i) or (ii), or (iv) any firm, corporation or other entity in which anyone listed in (i) or (ii) is employed or is a general partner or principal or is in a similar position or in which such person has a 5% or greater beneficial ownership interest.

In the event management recommends a related party transaction to the Audit and Finance Committee, the Audit and Finance Committee reviews and either approves or disapproves such transaction. At subsequent Committee meetings, as necessary, management updates the Audit and Finance Committee as to any material change to a proposed or approved related party transaction. The Audit and Finance Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of Trustmark and its shareholders, as the Audit and Finance Committee determines in good faith. The Audit and Finance Committee, and/or the Executive Committee in the case of the Bloomfield Holdings, LLC transactions, considered and pre-approved the 2015 and 2016 payments, as applicable, to Bloomfield Equities, LLC, Spectrum Events, LLC, and Bloomfield Holdings, LLC, and, therefore, to Mr. Yates III, as well as the business relationship between Fisher Brown Bottrell and WGY&S and certain of its subsidiaries.

PROPOSALS OF SHAREHOLDERS

Shareholders may submit proposals to be considered at the 2017 Annual Meeting of Shareholders if they do so in accordance with Trustmark’s bylaws and applicable regulations of the SEC. In accordance with Trustmark’s bylaws as more fully described under “Corporate Governance -- Nomination of Directors” on page 7, any shareholder intending to nominate a candidate for election to the Board at Trustmark’s 2017 Annual Meeting of Shareholders must submit notice to the Secretary of Trustmark no earlier than December [14], 2016 and no later than January [13], 2017. Any shareholder intending to propose a matter for consideration at Trustmark’s 2017 Annual Meeting of Shareholders (other than a director nomination) must submit such proposal in writing to the Secretary of Trustmark no later than [January 28], 2017; however, in order to be considered for inclusion in Trustmark’s proxy statement for the 2017 Annual Meeting of Shareholders, the proposal must meet the requirements of SEC Rule 14a-8 and be submitted to the Secretary of Trustmark no later than November [14],

2016. In addition, the proxy solicited by the Board for the 2017 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Trustmark has not received notice of such proposal by [January 28], 2017.

AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Tuesday, April 26, 2016:

This proxy statement, a form of the proxy card and Trustmark’s 2015 Annual Report to Shareholders are available at www.trustmark.com under Investor Relations/Annual Meeting of Shareholders.

As permitted by rules adopted by the SEC, Trustmark is furnishing these proxy materials over the Internet to most shareholders. Those shareholders will not receive printed copies of these documents, and instead will receive a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a printed copy of the proxy materials including this proxy statement, a proxy card and Trustmark’s 2015 Annual Report to Shareholders. Shareholders who do not receive a Notice of Internet Availability will receive a printed copy of the proxy materials by mail.

APPENDIX A

Text of Amendment to Articles of Incorporation to Require Majority Voting in Uncontested Director Elections

New Article Tenth would read in its entirety as follows:

TENTH: Except in connection with vacancies as provided for in the corporation’s bylaws, a nominee for director shall be elected at any meeting of shareholders at which a quorum is present if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that nominees for director shall be elected by a plurality of the votes cast at any meeting of shareholders for which the number of nominees exceeds the number of directors to be elected.

A-1

APPENDIX B

Text of Amendment to Articles of Incorporation to Eliminate Cumulative Voting in Director Elections

New Article Eleventh would read in its entirety as follows:

ELEVENTH:  Holders of shares of the corporation shall not be entitled to cumulate their votes in the election of directors.

B-1

P.O. BOX 291 JACKSON, MS 39205-0291

VOTE BY INTERNET - www.proxyvote.com

Shareholders may use the Internet to transmit their voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. To vote online, have the proxy card in hand, access the web site above and follow the instructions given.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Trustmark Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL

Shareholders should mark, sign and date their proxy card and return it in the postage-paid envelope provided or return it to Trustmark Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU ARE NOT VOTING BY INTERNET, TO VOTE, MARK BLOCKS BELOW IN
BLUE OR BLACK INK AS FOLLOWS:	E00142-P72051	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TRUSTMARK CORPORATION Items of Business	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2-5:	☐	☐	☐

1. Election of Directors - To elect a board of eleven directors to hold office for the ensuing year or until their successors are elected and qualified.
Nominees:
01) Adolphus B. Baker 02) Tracy T. Conerly 03) Toni D. Cooley 04) Daniel A. Grafton 05) Gerard R. Host 06) John M. McCullouch	07) Harris V. Morrissette 08) Richard H. Puckett 09) R. Michael Summerford 10) LeRoy G. Walker, Jr. 11) William G. Yates III
For	Against	Abstain	For	Against	Abstain
2. To provide advisory approval of Trustmark’s executive compensation.	☐	☐	☐	5. To approve an amendment to Trustmark’s articles of incorporation to eliminate cumulative voting in director elections.	☐	☐	☐
3. To ratify the selection of Crowe Horwath LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2016.	☐	☐	☐	6. To transact such other business as may properly come before the meeting.
4. To approve an amendment to Trustmark’s articles of incorporation to require majority voting in uncontested director elections.	☐	☐	☐

Instruction for Cumulative Voting for Directors: To cumulate votes for directors, do NOT mark “For All”, “Withhold All” or “For All Except” above, but check the following box and specify the method of cumulative voting on the reverse side of this card in the section called “Cumulative Voting Instructions/Comments” by writing the number of shares of Common Stock to be voted for the individual nominee(s) and the number(s) of the nominee(s).

Cumulative voting can only be processed by using the proxy card method of voting.        ☐

Please indicate if you plan to attend this meeting.	☐	☐
Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2015 Annual Report to Shareholders are available at

www.trustmark.com under Investor Relations/Annual Meeting of Shareholders.

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E00143-P72051

TRUSTMARK CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

April 26, 2016

The shareholder(s) hereby appoint(s) Daniel A. Grafton and R. Michael Summerford, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Trustmark Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at the Trustmark Conference Center, Mississippi Sports Hall of Fame, 1152 Lakeland Drive, Jackson, Mississippi 39216 on Tuesday, April 26, 2016, at 2:00 p.m. Central Time.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, “FOR” ADVISORY APPROVAL OF TRUSTMARK’S EXECUTIVE COMPENSATION, “FOR” RATIFICATION OF THE SELECTION OF CROWE HORWATH LLP AS INDEPENDENT AUDITOR, “FOR” APPROVAL OF THE AMENDMENT TO TRUSTMARK’S ARTICLES OF INCORPORATION IN PROPOSAL 4 AND “FOR” APPROVAL OF THE AMENDMENT TO TRUSTMARK’S ARTICLES OF INCORPORATION IN PROPOSAL 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR

VOTE BY INTERNET (SEE REVERSE SIDE FOR MORE INFORMATION).

Cumulative Voting Instructions/Comments:

(For any Cumulative Voting Instructions/Comments noted above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE